Exhibit 3.4
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AVIV HEALTHCARE MERGER SUB LP

i

(Continued)

(Continued)

(Continued)
Exhibits

Exhibit A	Schedule of Limited Partners and Partnership Units
Exhibit B	Class G Percentage
Exhibit C	Adjustment to Class F Unit Liquidation Preference Amount

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AVIV HEALTHCARE MERGER SUB LP
     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AVIV HEALTHCARE MERGER SUB LP, a Delaware limited partnership (the “Partnership”), dated as of September 17, 2010, is entered into by and among Aviv REIT, Inc., a Maryland corporation (“Aviv REIT”), as the general partner, and the Persons whose names are set forth on Exhibit A attached hereto, as the limited partners, together with any other Persons who become Partners in the Partnership as provided herein. Capitalized terms used herein are defined in Article 1 unless otherwise provided.
RECITALS:
     WHEREAS, the Partnership was organized as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (as may be amended from time to time, and any successor to such statute, the “Act”) by the filing by Aviv REIT, as the General Partner, of a Certificate of Limited Partnership of the Partnership (as amended or restated from time to time in accordance with the terms hereof and of the Act, the “Certificate”) with the Office of the Secretary of State of the State of Delaware on July 30, 2010 and the execution of the Original Agreement (as defined below);
     WHEREAS, Aviv REIT and Aviv Healthcare Merger Sub Partner LLC, a Delaware limited liability company (“Merger Sub Partner”), previously entered into an Agreement of Limited Partnership of Aviv Healthcare Merger Sub LP, dated July 30, 2010 (the “Original Agreement”);
     WHEREAS, in connection with certain transactions occurring on the date hereof, Aviv REIT and Merger Sub Partner desire to amend and restate the Original Agreement as set forth in this Agreement;
     WHEREAS, immediately following the execution of this Agreement, (a) Aviv REIT is purchasing certain limited partnership units of Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Existing Partnership”), and contributing to the Partnership cash and such purchased limited partnership units, in exchange for additional Class G Units of the Partnership (the “REIT Contribution”), and (b) concurrently with such REIT Contribution, the Existing Partnership and Merger Sub Partner are merging with and into the Partnership, with the Partnership remaining as the surviving entity, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 31, 2010, by and among Aviv REIT, the Partnership, Merger Sub Partner and the Existing Partnership (the “Merger”);
     WHEREAS, following the Merger, it is intended that Aviv REIT, the Partnership and the Partnership’s subsidiaries shall be organized, managed and operated in a manner such that (i) Aviv REIT shall qualify as a REIT, (ii) Aviv REIT shall qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (iii) Aviv REIT shall avoid, to the maximum extent permitted by the Code, the Regulations promulgated pursuant to the Code and applicable state and local tax law, the incurrence of any tax liability; and
     WHEREAS, as a result of the Merger, this Agreement shall continue as the Agreement of Limited Partnership of the Partnership, with such modifications as are necessary to reflect the issuance of partnership interests in the Merger; and
     WHEREAS, except as otherwise expressly provided herein, the parties hereto intend that the affairs of the Partnership shall be managed by the General Partner.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE 1
DEFINED TERMS
     Section 1.1 Definitions.
     (a) The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Act” has the meaning set forth in the Recitals.
     “Additional Funds” has the meaning set forth in Section 4.3(a).
     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 and who is shown as such on the books and records of the Partnership.
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Partnership Year, after giving effect to the following adjustments: (i) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-l(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(l); and (ii) increase such deficit by the items described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, fifty percent (50%) or more of the stock or ownership interest of such Person and (b) each other Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of such Person’s management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, modified, supplemented or restated from time to time.
     “Asset Sale” means any transaction, or series of related transactions, resulting in the sale of all or substantially all of the Partnership Assets, as determined by the General Partner in its sole discretion.
     “Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner.
     “Available Cash” means Gross Receipts, reduced by the payment, or accrual for payment, of all business operating expenses and capital costs relating to the business of the Partnership and its assets, including any and all principal payments, capital expenditures, management and other fees, interest and other charges or provisions, including escrow deposits made pursuant to terms of Debt of the Partnership or its Subsidiaries, reserves for current and future working capital requirements, acquisitions of additional properties, contingencies, reserves, anticipated obligations and other charges or provisions as determined by the General Partner in its sole discretion.
     “Aviv REIT” shall have the meaning set forth in the preamble of this Agreement.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York or in Chicago, Illinois.
     “Bylaws” means the bylaws of the General Partner, as amended or supplemented from time to time.
     “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
     (a) To each Partner’s Capital Account there shall be added the amount of money, and the Gross Asset Value of any property (other than money) contributed to the Partnership, such Partner’s allocable share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 6.2 or Section 6.3, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.
     (b) From each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 6.2, 6.3 or 6.4, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
     (c) In the event any interest in the Partnership is transferred in accordance with Article 11, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
     (d) In determining the amount of any liability for purposes of subsections (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.
     “Capital Contribution” means, with respect to any Partner, the amount of money contributed or deemed contributed by such Partner, and the Gross Asset Value of any property (other than money) contributed to the Partnership, after reduction for any liabilities to which such property is subject or which the Partnership assumes with respect to such property.
     “Certificate” has the meaning set forth in the Recitals.
     “Charter” means the Articles of Amendment and Restatement of the Articles of Incorporation of the General Partner, as amended or supplemented from time to time.
     “Class A Preferred Return” means the amount to be determined by the General Partner within 90 days of the date hereof pursuant to Section 5.1(b), as may be further adjusted from time to time pursuant to Sections 5.1(b) or 5.1(c), on the average daily balance of such Unitholder’s Unrecovered Capital during such period. The Class A Preferred Return shall be cumulative but shall not compound.
     “Class A Unit” means a fractional part of the Partnership interest of the Class A Unitholders having the rights and obligations specified in this Agreement with respect to Class A Units outstanding from time to time.
     “Class A Unitholder” means any holder of Class A Units (as set forth in Exhibit A) or its successor or Assignee.
     “Class AB Group” means, collectively, the Class A Unitholders and the Class B Unitholders.

     “Class AB Group Pledged Collateral” shall have the meaning set forth in Section 15.l(a).
     “Class AB Group Pledged Units” shall have the meaning set forth in Section 15.l(a)(i).
     “Class B Unit” means a fractional part of the Partnership interest of the Class B Unitholders having the rights and obligations specified in this Agreement with respect to Class B Units outstanding from time to time.
     “Class B Unitholder” means any holder of Class B Units (as set forth in Exhibit A) or its successor or Assignee.
     “Class C Unit” means a fractional part of the Partnership interest of the Class C Unitholders having the rights and obligations specified in this Agreement with respect to Class C Units outstanding from time to time.
     “Class C Unitholder” means any holder of Class C Units (as set forth in Exhibit A) or its successor or Assignee.
     “Class D Unit” means a fractional part of the Partnership interest of the Class D Unitholders having the rights and obligations specified in this Agreement with respect to Class D Units outstanding from time to time.
     “Class D Unitholder” means any holder of Class D Units or its successor or Assignee.
     “Class F Adjustment Event” means any of the following: (a) a Partnership Control Transaction; or (b) a Public Offering.
     “Class F Unit” means a fractional part of the Partnership interest of the Class F Unitholders having the rights and obligations specified in this Agreement with respect to Class F Units outstanding from time to time.
     “Class F Unit Liquidation Preference Amount” means $8.79 per Class F Unit, plus or minus any adjustment made pursuant to Section 4.1(c), reduced by distributions pursuant to Section 5.2(b)(3)(B)(vi)(A) in respect of such Class F Units.
     “Class F Unit Preferred Return Amount” means an amount equal to the product of the Class F Unit Rate and the Class F Unit Liquidation Preference Amount.
     “Class F Unit Rate” means a rate per annum equal to 9.385%, compounded quarterly.
     “Class F Unitholder” means any holder of Class F Units (as set forth in Exhibit A) or its successor or Assignee.

     “Class G Percentage” means the percentage set forth on Exhibit B hereto, as shall be adjusted from time to time following the Merger to reflect Aviv REIT’s ownership of the Class G Units in the Partnership, which shall be calculated as follows:
     (a) upon effectiveness of the Merger, until such time as further adjusted in accordance with this Agreement, as the percentage shown in Exhibit B hereto;
     (b) in the event of an issuance of new Class G Units in exchange for an additional equity investment in the Partnership, by (A) adding the GP Investment REIT Undiluted Equity Value immediately prior to such issuance to the Fair Market Value of the consideration received by Aviv REIT in connection with such additional equity investment, and dividing such aggregate amount by (B) the sum of (x) the GP Investment Partnership Undiluted Equity Value immediately prior to such issuance and (y) the Fair Market Value of the consideration received by Aviv REIT in connection with such additional equity investment;
     (c) in the event of an issuance of new Class G Units to reflect the issuance of REIT Shares upon the cash payment of the applicable exercise price of equity awards granted pursuant to an Equity Incentive Plan, by (A) adding the GP Investment REIT Undiluted Equity Value immediately prior to such issuance to the product obtained by multiplying (1) the GP Investment Per Share REIT Equity Value immediately prior to such issuance by (2) the aggregate number of shares being issued upon the exercise of such equity award, and dividing such aggregate amount by (B) the sum of (x) the GP Investment Partnership Undiluted Equity Value immediately prior to such issuance plus (y) the product obtained by multiplying (1) the GP Investment Per Share REIT Equity Value immediately prior to such issuance by (2) the aggregate number of shares being issued upon the exercise of such equity award;
     (d) in the event of an issuance of new Class G Units to reflect the issuance of REIT Shares upon the cashless exercise of equity awards granted pursuant to an Equity Incentive Plan, by (A) adding the GP Investment REIT Undiluted Equity Value immediately prior to such issuance to the product obtained by multiplying (1) GP Investment Per Share Cashless Exercise Value applicable to such equity award by (2) the aggregate number of shares being issued upon the exercise of such equity award and by (3) one minus the Class G Percentage in effect immediately prior to such issuance, and dividing such aggregate amount by (B) the GP Investment Partnership Undiluted Equity Value immediately prior to such issuance; and
     (e) in the event of an issuance of new Class G Units in satisfaction of an Indemnification Obligation, by (A) adding the GP Investment REIT Undiluted Equity Value immediately prior to such issuance to the aggregate amount of the Indemnification Obligation satisfied through the delivery of additional Class G Units, and dividing such aggregate amount by (B) GP Investment Partnership Undiluted Equity Value at the time immediately prior to the issuance of such new Class G Units.
     “Class G Preferred Return” means, with respect to any Class G Preferred Unitholder and with respect to any period, an amount equal to the amount payable by the

General Partner to holders of its series A preferred stock in accordance with the Charter or a certificate of designations in respect of such stock.
     “Class G Preferred Unit” means a fractional part of the Partnership interest of the Class G Preferred Unitholders having the rights and obligations specified in this Agreement with respect to Class G Preferred Units outstanding from time to time.
     “Class G Preferred Unitholder” means any holder of Class G Preferred Units (as set forth on Exhibit A) or its successor or Assignee.
     “Class G Unit” means a fractional part of the Partnership interest of the Class G Unitholders having the rights and obligations specified in this Agreement with respect to Class G Units outstanding from time to time.
     “Class G Unitholder” means any holder of Class G Units (as set forth in Exhibit A) or its successor or Assignee.
     “Class H Payment Amount” means $50,000,000.
     “Class H Unit” means a fractional part of the Partnership interest of the Class H Unitholders having the rights and obligations specified in this Agreement with respect to Class H Units outstanding from time to time.
     “Class H Unitholder” means any holder of Class H Units or its successor or Assignee.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Contingent Payment Threshold” means the receipt by the REIT Investors in connection with a Liquidity Event (as defined in the Stockholders Agreement) of cash, cash equivalents or marketable securities of an amount equal to 200% of the aggregate investments made by the REIT Investors in the General Partner beginning on the date hereof through, and including, the date on which such Liquidity Event is consummated, after giving effect to any additional value provided to the REIT Investors pursuant to Section 6.4 of the Stockholders Agreement and after taking into account any distributions previously made by Aviv REIT to the REIT Investors. The determination of whether the Contingent Payment Threshold has been exceeded as of any date shall be made by the General Partner in its sole discretion.
     “Contribution Agreement” means the Contribution and Exchange Agreement, dated as of April 13, 2005 (as the same may be amended from time to time), among the Existing Partnership and the persons set forth on Schedule 1(a) to such agreement.

     “Debt” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, accrued and unpaid prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all earned but unpaid earn-out payments (to the extent the applicable payment obligations remain outstanding), excluding those listed on Schedule 1.1(a) to the Merger Agreement, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business of such Person consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all indemnification obligations incurred under any property transition or other similar agreement, excluding those listed on Schedule 1.1(b) of the Merger Agreement; (vi) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vii) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred equity interests of such Person; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Depreciation” means, for each Partnership Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Partnership Year or other period, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Partnership Year and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such Partnership Year shall be the amount of book basis recovered for such Partnership Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Partnership Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Partnership Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Partnership Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Equity Incentive Plan” means any equity incentive plan hereafter adopted by the General Partner and the Partnership, including the Aviv REIT, Inc. 2010 Management Incentive Plan.
     “ERISA” shall have the meaning set forth in Section 11.5(c).
     “Event” shall have the meaning set forth in Section 5.1(b).
     “Existing Partnership” has the meaning set forth in the Recitals.
     “Fair Market Value” means, when applied to any property or other consideration, the fair market value of such property or other consideration, as reasonably determined by the General Partner.
     “GAAP” means generally accepted accounting principles in the United States.
     “General Partner” means Aviv REIT, or any successor general partner of the Partnership, in its capacity as general partner of the Partnership.
     “GP Investment Partnership Undiluted Equity Value” means, as of any date:
     (a) (i) the product of (A) the Net Operating Income for the most recently completed fiscal quarter, as adjusted on a pro forma basis to account for the impact of any acquisitions or divestitures during such fiscal quarter, as though each such acquisition or divestiture occurred on the first day of such fiscal quarter and (B) four, divided by (ii) 10%; less
     (b) the aggregate amount of (i) Debt of the Partnership and its Subsidiaries plus (ii) to the extent not included in clause (i), the liquidation preference and accrued return with respect to any equity issued by the Partnership entitled to preferred returns over the Class G Units less (iii) the aggregate amount of all cash and cash equivalents, in each case, as reflected on the financial statements of the Partnership as of the last day of the most recently completed fiscal quarter prepared in accordance with GAAP consistently applied.
     “GP Investment Per Share Cashless Exercise Value” means, with respect to REIT Stock Equivalents subject to an equity award, the “in-the-money” value of each REIT Stock Equivalent subject to such equity award, calculated by subtracting (i) the per share exercise price applicable to such equity award from (ii) the quotient obtained by dividing (A) the GP Investment REIT Undiluted Equity Value immediately prior to the exercise of such equity award plus the product obtained by multiplying (1) the per share exercise price applicable to such equity award by (2) the number of shares subject to such equity award and by (3) the Class G Percentage in effect immediately prior to the exercise of such equity award, by (B) the sum of (1) the number of REIT Shares outstanding immediately prior to the exercise of such equity award and (2) the product obtained by multiplying the number of shares subject to such equity award by the Class G Percentage in effect immediately prior to the exercise of such equity award.
     “GP Investment Per Share REIT Equity Value” means, as of any date, the price per REIT Share, calculated by dividing (i) the GP Investment REIT Undiluted Equity Value as of such date by (ii) the number of issued and outstanding REIT Shares as of such date.
     “GP Investment REIT Undiluted Equity Value” means, as of any date, the aggregate equity value of the REIT Shares, calculated by multiplying (i) the GP Investment Partnership Undiluted Equity Value as of such date by (ii) the Class G Percentage in effect as of such date.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed or deemed contributed by a Partner to the Partnership shall be the Fair Market Value of such asset.
     (b) The General Partner may make an election to adjust the Gross Asset Values of all Partnership property to reflect their respective Fair Market Values, as of the times listed below:
(i)	immediately prior to the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii)	immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the General Partner in the Partnership;

(iii)	immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g);

(iv)	at such other times as the General Partner determines are necessary or advisable, including in order to comply with Regulations Sections 1.704-l(b) and 1.704-2;

(v)	The Gross Asset Value of any Partnership property distributed to a Partner shall be adjusted to equal the Fair Market Value of such asset on the date of distribution; and

(vi)	The Gross Asset Values of Partnership property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (vi) to the extent that the General Partner determines to make an adjustment pursuant to subparagraph (ii) as necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (vi).
     (c) If the Gross Asset Value of any Partnership property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Income and Net Losses.
     “Gross Receipts” means all cash received by the Partnership from any source, including rents and interest and repayment of loans made by the Partnership and Capital Contributions, but excluding tenant security deposits and proceeds from any sale, disposition or financing of assets.
     “Incapacity” or “Incapacitated” means: (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or his or her estate (unless and until such time as such adjudication of incompetence is reversed or revoked); (ii) as to any corporation or limited liability company which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company, as the case may be, or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee).
     “Indemnification Obligation” means any indemnification obligation owed by the Partnership to the General Partner pursuant to Article VIII or Article X of the Merger Agreement, which shall be paid (i) in cash or (ii) by the issuance of additional Class G Units, together with an increase in the Class G Percentage (or following a Public Offering by the issuance of such number of additional common limited partnership interests having an aggregate value equal to the amount of such Indemnification Obligation), in each case, in accordance with the terms of this Agreement and the Merger Agreement.

     “Indemnitee” means (i) any Person made a party to an action, suit or proceeding or claiming any loss, damage, liability, expense or other amount by reason of his or her status as (A) the General Partner, a former General Partner or any Person engaged or formerly engaged to provide management services to the Partnership or its Affiliates or (B) a director, officer, employee, agent, trustee or Affiliate of the Partnership, the General Partner, a former General Partner or any Person engaged or formerly engaged to provide management services to the Partnership or its Affiliates, (ii) any Person who is or was serving at the request of the General Partner or a former General Partner or any Affiliate thereof as a director, officer, employee, agent or trustee of another Person and (iii) such other Persons (including Affiliates of either the General Partner or the Partnership) as the General Partner may designate from time to time.
     “IRS” means the United States Internal Revenue Service or any successor agency.
     “Limited Partner” means any Person named as a limited partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, any holder of Class D Units, any holder of Class H Units or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner in the Partnership.
     “Liquidating Events” shall have the meaning set forth in Section 13.1.
     “Liquidator” shall have the meaning set forth in Section 13.2(a).
     “Merger” has the meaning set forth in the Recitals.
     “Merger Agreement” has the meaning set forth in the Recitals.
     “Merger Sub Partner” has the meaning set forth in the Recitals.
     “Net Cash Proceeds” means, with respect to any sale, disposition or refinancing of Partnership Assets, all funds realized by the Partnership from such sale, disposition or refinancing (net of all costs and expenses allocable to same) that are available after payment of all Debts, loans and obligations due and owing at the time of such sale, disposition or refinancing (including loans by any Partner) and after establishing reasonable reserves to meet anticipated cash requirements of the Partnership, including for acquisitions of additional properties.
     “Net Income” or “Net Loss” means for each Partnership Year, an amount equal to the Partnership’s taxable income or loss for such Partnership Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;
     (f) To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items of income, gain, loss or deduction which are specially allocated pursuant to Sections 6.3(a) and 6.4 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.3(a) and 6.4 shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.
     “Net Operating Income” means consolidated rental income, as adjusted (downward)/upward for (deferred rental income)/deferred rental expense and (income from amortization of intangibles)/expense from accretion of intangibles, plus interest on loans to lessees, of the Partnership and its Subsidiaries, as reflected in the Partnership’s financial statements for such period, calculated in accordance with GAAP consistently applied (it being understood that “Net Operating Income” for any period shall be adjusted (downward)/upward for any other non-cash (income)/expense items affecting rental income from time to time after the date hereof or arising out of changes in GAAP from time to time after the date of this Agreement).

     “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(l), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-l(a)(2).
     “Operating Partnership” means Aviv Healthcare Properties Operating Partnership I, L.P., a Delaware limited partnership.
     “Original Agreement” has the meaning set forth in the Recitals.
     “Original Existing Partnership Agreement Date” means April 13, 2005.
     “Parent Indemnified Parties” has the meaning set forth in the Merger Agreement.
     “Participating Facility” means any facility, the ownership interest of which is directly or indirectly owned or leased in full or in part by the Partnership.
     “Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.
     “Partnership Assets” means any and all such interests (direct or indirect) in personal property and real property, including equity interests in other entities, interests in joint ventures, fee interests, interests in ground leases, interests in mortgages and Debt instruments, as the Partnership may hold from time to time.
     “Partnership Control Transaction” means any transaction, or series of related transactions, other than the Merger, resulting in the sale, directly or indirectly, of Partnership Units constituting more than 50% of the Fair Market Value of the Partnership.

     “Partnership Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Partnership Unit” means a fractional, undivided share of Class A Units, Class B Units, Class C Units, Class D Units, Class F Units, Class G Units, Class G Preferred Units or Class H Units, as appropriate, as may be adjusted pursuant to any unit splits or subdivisions, reverse unit splits, combinations, conversions, exchanges or similar events, as such units are issued pursuant to Sections 4.1, 4.3, 4.4, 4.5 and 4.6. The ownership of Partnership Units may be evidenced by a certificate for units as the General Partner may determine with respect to any class of Partnership Units issued from time to time under Sections 4.1, 4.3, 4.4, 4.5 and 4.6.
     “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.
     "Percentage Cap” shall have the meaning set forth in Section 5.1(c).
     “Permitted Transferee” means (a) as to any Partner who is a natural person, the spouse, any lineal descendant of such person or such person’s spouse, any brother or sister of such Partner or any personal representative, estate or executor under the will of such Partner or any trust established for the benefit of any one or more of the foregoing; (b) as to any Partner or Permitted Transferee, any private foundation or any split interest trust (for example, a charitable remainder trust or a charitable lead trust); (c) as to any Partner which is a trust, all the beneficiaries of which are natural persons, such beneficiaries (or, if such beneficiaries are natural persons, any person that would be a Permitted Transferee of such beneficiaries pursuant to clause (a) above or the grantor of such trust); and (d) any Partner or Affiliate of any Partner; provided, that in each case described in clauses (a), (b), (c) or (d), the Permitted Transferee shall agree in writing to be bound by the terms of the Partnership Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.
     “Public Offering” means an initial public offering of Aviv REIT (or any parent entity of Aviv REIT) registered under the Securities Act.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” shall have the meaning set forth in Section 6.4(a)(vii).
     “REIT” means a real estate investment trust qualifying under Code Section 856.
     “REIT Contribution” has the meaning set forth in the Recitals.

     “REIT Covenant Breach” means a breach by the General Partner of the covenants contained in Sections 2.4(a), 3.1, 4.5, 6.3 or 6.4 of the Stockholders Agreement that (i) causes the General Partner to fail to qualify as a REIT for federal income tax purposes or (ii) subjects the General Partner to tax on a “prohibited transaction” as defined in Code Section 857(b)(6), other than solely (A) as a result of receipt of rent excluded from “rents from real property” pursuant to Code Section 856(d)(2)(B) or (B) as a result of the General Partner’s failure to satisfy the requirements of Code Section 856(a)(6), in each case as a result of any direct or indirect ownership by the REIT Investors. There shall be no REIT Covenant Breach as a result of any action or inaction by the General Partner during any period in which the REIT Investors or their appointees to the Board of Directors of the General Partner have appointed (as opposed to approved the appointment of) the Chief Executive Officer of the General Partner or as a result of any action taken in breach of the covenants contained in Section 2.4(b) of the Stockholders Agreement that causes the General Partner to fail to qualify as a REIT for federal income tax purposes.
     “REIT Investors” means LG Aviv LP, a Delaware limited partnership, and its Affiliates (including any Affiliated fund) that are controlled by LG GP Holding III LLC.
     “REIT Payment” shall have the meaning set forth in Section 16.12.
     “REIT Requirements” shall have the meaning set forth in Section 5.1(d).
     “REIT Share” means a share of Aviv REIT’s common stock, par value $0.01 per share.
     “REIT Stock Equivalents” means any equity or debt interest or security issued by Aviv REIT convertible into or exchangeable for any REIT Shares, or any right, warrant or option issued by Aviv REIT to acquire any REIT Shares or such convertible or exchangeable equity or debt interest or security.
     “REIT Stockholder Breach” means any action taken by the REIT Investor, or which the REIT Investor authorized to be taken, that causes the General Partner to fail to qualify as a REIT for federal income tax purposes.
     “Return of Capital” shall have the meaning set forth in Section 5.1(c).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     “Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, among the General Partner and the stockholders of the General Partner named therein.
     “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have, directly or indirectly, an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
     “Substituted Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 11.3, and who is shown as such on the books and records of the Partnership.
     “Tax Items” shall have the meaning set forth in Section 6.5(a).
     “Undistributed Class C Amount” means as of the date of this Agreement $0.00, as increased pursuant to Sections 5.1(a)(vii) and 5.2(a)(iv), minus any distributions pursuant to Sections 5.1(a)(iv), 5.2(a)(ii) and 5.2(b)(iv).
     “Unitholder” means a Class A Unitholder, a Class B Unitholder, a Class C Unitholder, a Class D Unitholder, a Class F Unitholder, a Class G Unitholder, Class G Preferred Unitholder and a Class H Unitholder.
     “Unrecovered Capital” at any time means the aggregate actual Capital Contributions made by a Partner or by his predecessor in interest, as reduced (but not below zero) by the aggregate amount of distributions of sale, disposition or refinancing proceeds distributed to such Partner pursuant to Section 5.2. For the Class A Unitholders, their Unrecovered Capital as of the date of this Agreement shall be the same as under the Second Amended and Restated Agreement of Limited Partnership of the Existing Partnership, dated as of October 16, 2007, immediately prior to the Merger.
     Section 1.2 Use of GAAP. The definitions of “Debt,” “GP Investment Partnership Undiluted Equity Value” and “Net Operating Income” contained in this Article 1 shall be determined in accordance with GAAP consistently applied by the Partnership; provided, however, that in the event of a change in GAAP after the date hereof that materially alters the basis upon which such definitions were negotiated in connection with the transactions contemplated by the Merger Agreement (including this Agreement), then the General Partner, acting alone, may amend the definitions of “Debt,” “GP Investment Partnership Undiluted Equity Value” or “Net Operating Income” to preserve the original intent thereof notwithstanding such changes in GAAP.
ARTICLE 2
ORGANIZATIONAL MATTERS
     Section 2.1 Organization. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the

Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Units of each Partner shall be personal property for all purposes.
     Section 2.2 Name. The name of the Partnership is Aviv Healthcare Merger Sub LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of either the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
     Section 2.3 Resident Agent; Principal Office. The name of the resident agent of the Partnership in the State of Delaware is Corporation Service Company. The address of such resident agent and of the principal office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The principal office of the Partnership is located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
     Section 2.4 Power of Attorney.
     (a) Each Limited Partner and each Assignee constitutes and appoints each of the General Partner or any Liquidator (and any successor to any thereof by merger, transfer, assignment, election or otherwise) and each of the authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator, as applicable, deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments that the General Partner or any Liquidator, as applicable, deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement made in accordance with the terms of this Agreement; (C) all conveyances and other instruments or documents that the General Partner or any Liquidator, as applicable, deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; (D) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles 11, 12 or 13 or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Units, including any class of Partnership Units issued pursuant to Sections 4.3, 4.4, 4.5, 4.6 or 7.9; and (F) all certificates, documents, and other instruments to effect the transactions contemplated by Section 7.9; and
          (ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, as applicable, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the discretion of the General Partner or any Liquidator, as applicable, to effectuate the terms or intent of this Agreement, including the provisions of Section 7.9.
    Nothing contained in this Section 2.4 shall be construed as authorizing the General Partner or any Liquidator, as applicable, to amend this Agreement except in accordance with Article 14, or as may be otherwise expressly provided for in this Agreement.
     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator, as applicable, to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity or bankruptcy of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, as applicable, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to it to contest, negate or disaffirm the action of the General Partner or any Liquidator, as applicable, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or any Liquidator, as applicable, within 15 days after receipt of the General Partner’s or Liquidator’s, as applicable, request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

     Section 2.5 Term. The term of the Partnership commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue in existence until the termination of the Partnership in accordance with the provisions of Article 13.
ARTICLE 3
PURPOSE
     Section 3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be: (a) to hold a general partner interest in, and to serve as general partner of, the Operating Partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a general partner of the Operating Partnership pursuant to the partnership agreement of the Operating Partnership or otherwise; (b) to conduct any other business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (c) to enter into any other partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests, directly or indirectly, in any entity engaged, directly or indirectly, in any of the foregoing; and (d) to do anything necessary or incidental to the foregoing. Notwithstanding the foregoing, such business and arrangements and interests shall be limited to and conducted in such a manner as to permit the General Partner, in its sole discretion, at all times to be classified as a REIT unless the General Partner, in accordance with its Charter and Bylaws, in its sole discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or reasons whether or not related to the business conducted by the Partnership. Without limiting the generality of the foregoing, the Partners acknowledge that the status of the General Partner as a REIT inures to the benefit of all Partners and not solely to the General Partner or its Affiliates.
     Section 3.2 Powers.
     (a) The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including full power and authority, directly or through its ownership interest in other entities (including the Operating Partnership), to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of Debt, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire and develop real property and personal property and lease, sell, transfer and dispose of real property and personal property.
     (b) Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership.
     (c) Notwithstanding any other provision of this Agreement, the Merger pursuant to the Merger Agreement is hereby authorized and the Partnership is hereby authorized to execute, deliver and perform, and the General Partner on behalf of the Partnership is hereby authorized to execute and deliver, the Merger Agreement and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement.
     Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a partnership only for the purposes specified in Section 3.1, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any Debt or obligation of another Partner, nor shall the Partnership be responsible or liable for any Debt or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, Debt or obligations incurred or assumed pursuant to and as limited by the terms of this Agreement and the Act.
     Section 3.4 Representations and Warranties by the Parties.
     (a) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) that is an individual represents and warrants to the Partnership and to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) subject to the last sentence of this Section 3.4(a), such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of commercial reasonableness, good faith and fair dealing (regardless or whether enforcement is sought in a proceeding at law or in equity)). Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (iii) would be inaccurate if given by a Partner, such Partner (x) shall not be required to make and shall not be deemed to have made such representation if it delivers to the General Partner in connection with or prior to its execution of this Agreement written notice that it may not truthfully make such representation, (y) hereby agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner,” as applicable, is subject under the Code and (z) hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.
     (b) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner, respectively) that is not an individual represents and warrants to the Partnership and to each other Partner that (i) such Partner is duly organized under the laws of its state of formation, and has the requisite power to execute and deliver this Agreement and perform its obligations hereunder, (ii) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), members, committee(s), trustee(s), beneficiaries, directors and/or stockholder(s), as the case may be, as required, (iii) the consummation of such transactions will not result in a breach or violation of, or a default under, its partnership agreement, operating agreement, trust agreement, charter or bylaws or other organizational documents, as the case may be, any agreement by which such Partner or any of such Partner’s property or any of its partners, beneficiaries, trustees or stockholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or stockholders, as the case may be, is or are subject, (iv) subject to the last sentence of this Section 3.4(b), such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of commercial reasonableness, good faith and fair dealing (regardless or whether enforcement is sought in a proceeding at law or in equity)). Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (iv) would be inaccurate if given by a Partner, such Partner (x) shall not be required to make and shall not be deemed to have made such representation if it delivers to the General Partner in connection with or prior to its execution of this Agreement written notice that it may not truthfully make such representation, (y) hereby agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner,” as applicable, is subject under the Code and (z) hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.
     (c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted

Limited Partner, respectively) represents, warrants and agrees that it has acquired its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of securities law. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.
     (d) The representations and warranties contained in Sections 3.4(a), 3.4(b) and 3.4(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution and winding up of the Partnership.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     Section 4.1 Capital Contributions of the Partners.
     (a) Each Partner has made or is deemed to have made a Capital Contribution to the Partnership and owns Partnership Units of the classes and in the respective amounts set forth for such Partner on Exhibit A, as may be amended from time to time by the General Partner to the extent necessary to accurately reflect sales, exchanges, conversions or other transfers, Capital Contributions, redemptions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units. Except as required by law or as otherwise provided in Section 4.3, no Partner shall be required to make any additional Capital Contributions or loans to the Partnership.
     (b) Notwithstanding any other provision herein, the Partnership is hereby authorized to issue the Partnership Units set forth in the Merger Agreement as merger consideration without any further action by any Partner. Each Person that was a limited partner of the Existing Partnership immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any further action, be automatically admitted to the Partnership as a limited partner hereof and shall be bound by this Agreement. Immediately following the Merger, the General Partner shall amend Exhibit A to reflect the issuance of the Partnership Units to those holders of partnership interests in Aviv Holding receiving Partnership Units as merger consideration pursuant to the terms of the Merger Agreement.
     (c) Immediately following the Merger, the Class F Unit Liquidation Preference Amount of all Class F Units outstanding as of the date thereof shall be $23.603 million, subject to adjustment as provided in Exhibit C hereto.

     Section 4.2 Loans by Third Parties. Subject to Section 4.3 and Article 7, the Partnership may incur Debt, or enter into other similar credit, guarantee, financing or refinancing arrangements of any kind for any purpose (including in connection with any further acquisition of Partnership Assets) with any Person upon such terms as the General Partner deems appropriate; provided, that neither the Partnership nor any of its Subsidiaries shall incur any Debt that is recourse to any Partner, except to the extent otherwise agreed to by the applicable Partner in its sole discretion.
     Section 4.3 Additional Equity Funding, Capital Contributions.
     (a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional Partnership Assets or for such other Partnership purposes as the General Partner may determine. Additional Funds may be raised by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3. No Person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Units, except as set forth in this Section 4.3.
     (b) Additional Capital Contributions. The Partnership may raise all or any portion of such Additional Funds by accepting additional Capital Contributions from the Partners (or any Partner, including the General Partner) or, subject to this Section 4.3(b), from third parties on terms and conditions as shall be determined by the General Partner. In connection with any such additional Capital Contributions (of cash or property), the General Partner is hereby authorized and directed to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons (including in connection with the contribution of property to the Partnership) additional Partnership Units in one or more classes (including classes other than then existing classes), or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including rights, powers and duties senior to then existing Partnership Units), all as shall be determined by the General Partner, subject to Delaware law, including: (i) the allocations of items of Partnership income, gain, loss, deduction and credit to such class or series of Partnership Units including the allocation of Partnership Nonrecourse Deductions; (ii) the manner in which the Partnership allocates “excess nonrecourse liabilities” of the Partnership pursuant to Section 6.4(b); (iii) the right of each such class or series of Partnership Units to share in Partnership distributions; and (iv) the rights of each such class or series of Partnership Units upon dissolution and liquidation of the Partnership and, in connection with such issuance, to admit Additional Limited Partners to the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.3(b), the General Partner shall make such revisions to this Agreement (including Exhibit A) as are consistent with and necessary or desirable to reflect the issuance of such additional Partnership Units and the designations, preferences, rights, powers and duties thereof, and the admission of Additional Limited Partners in connection therewith, if applicable.

     (c) Issuance of Securities by the General Partner. The General Partner shall not issue any additional REIT Shares or other shares of capital stock unless the General Partner contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional REIT Shares or other shares of capital stock to the Partnership in exchange for additional Partnership Units; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares or other shares of capital stock (i) pursuant to a dividend or distribution (including any stock split) of REIT Shares or other shares of capital stock to all of the holders of REIT Shares or other shares of capital stock or (ii) pursuant to share grants or awards made pursuant to any Equity Incentive Plan. In the event of any issuance of additional REIT Shares or other shares of capital stock by the General Partner, the Partnership shall pay the General Partner’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner for the amount of such underwriter’s discount or other expenses). Without limiting the foregoing, the General Partner is expressly authorized to issue additional REIT Shares or other shares of capital stock, as the case may be, for less than Fair Market Value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding equity interests, so long as (a) the General Partner concludes in good faith that such issuance is in the interests of the Partnership and (b) the General Partner transfers all proceeds from any such issuance (after deducting any out-of-pocket expenses incurred in connection therewith) to the Partnership as an additional Capital Contribution.
     Section 4.4 Class D Units. The General Partner may, from time to time, issue up to 10,000 Class D Units in the aggregate to employees of the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, under such terms as the General Partner may determine in its discretion. Each issuance shall be reflected in a grant to the employee that shall set forth the terms of the Class D Units, including applicable vesting requirements, transfer restrictions and the value of the Partnership’s property over which such Class D Units shall share in proceeds of an Asset Sale as such value is determined by the General Partner. No Class D Unit shall be entitled to share in proceeds of an Asset Sale until the Class A Unitholders have received their Unrecovered Capital. Each Class D Unit shall be entitled to share in the proceeds of an Asset Sale as provided in this Agreement subject to the limitations set forth in the grant of such Class D Unit. Each holder of Class D Units shall automatically be admitted as a limited partner of the Partnership upon such holder’s acquisition of Class D Units.

     Section 4.5 Class H Units.
     (a) The General Partner may, from time to time, issue up to 50,000 Class H Units in the aggregate to employees, consultants and advisors or non-voting observers to the board of directors of the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, under such terms as the General Partner may determine in its discretion. Each issuance shall be reflected in an award agreement with the recipient that shall set forth the terms of the Class H Units, including applicable vesting requirements and transfer restrictions. Each Class H Unit shall be entitled to share in distributions by the Partnership as provided in Section 5.3 subject to the limitations set forth in the award agreement for such Class H Unit. Each holder of Class H Units shall automatically be admitted as a limited partner of the Partnership upon such holder’s acquisition of Class H Units.
     (b) Immediately prior to the consummation of a Public Offering, if the Contingent Payment Threshold would be achieved in such Public Offering (assuming the REIT Investors were to fully participate in such offering, and after deducting underwriting discounts and commissions from the initial public offering price in respect of REIT Shares actually sold by the REIT Investors in such Public Offering, and after taking into account the dilution to the REIT Investors that would result by assuming the exercise of all then exercisable REIT Stock Equivalents granted under any Equity Incentive Plan), the Class H Units held by each Class H Unitholder shall, in conjunction with the recapitalization transaction described in Section 7.9, automatically convert into a number of common limited partner interests in the Partnership (or common limited partner interests of any successor partnership resulting from any restructuring transactions consummated in connection with such Public Offering) issued in connection with such transaction that are exchangeable for a number of REIT Shares (rounded to the nearest whole unit) equal to (i) the quotient obtained by dividing (A) the aggregate amount not to exceed the Class H Payment Amount, by which (1) the sum of (x) the distributions of cash, cash equivalents and marketable securities received by the REIT Investors through and including the time of such Public Offering, (y) the value of the REIT Shares to be held by the REIT Investors immediately following such Public Offering (with such value based on the initial public offering price for such REIT Shares in such Public Offering (without taking into account any underwriting commissions or discounts)) and (z) the cash proceeds to be received by the REIT Investors for the sale of any REIT Shares in such Public Offering (after taking into account any underwriting commissions or discounts), after taking into account any additional value provided to the REIT Investors pursuant to Section 6.4 of the Stockholders Agreement, would exceed (2) the Contingent Payment Threshold, by (B) the initial public offering price for such REIT Shares in such Public Offering (without taking into account any underwriting commissions or discounts), multiplied by (ii) the quotient obtained by dividing (A) the number of Class H Units held by such Class H Unitholder, by (B) 50,000. If, immediately prior to the consummation of a Public Offering, the Contingent Payment Threshold would not be achieved in such Public Offering, the Class H Units shall be deemed canceled and of no further effect and the Class H Unitholders shall cease to be limited partners of the Partnership.

     Section 4.6 Equity Incentive Plan.
     (a) If at any time or from time to time, in connection with an Equity Incentive Plan, a stock option granted pursuant to an Equity Incentive Plan is validly exercised:
     (i) The General Partner shall, as soon as practicable after such exercise, make or cause to be made a Capital Contribution to the Partnership in an amount equal to the aggregate exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option.
     (ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.6(a)(i), the General Partner shall be deemed to have contributed to the Partnership, as a Capital Contribution, an amount equal to the GP Investment Per Share REIT Equity Value as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option, in exchange for (A) an increase in the Class G Percentage (calculated in accordance with the definition of such term set forth in Section 1.1), and (B) such additional Class G Units equal to the number of REIT Shares being issued in connection with the exercise of such stock option.
     (b) Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating any Equity Incentive Plan for the benefit of employees, directors or other business associates of the General Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, amendments to this Section 4.6 may become necessary or desirable and the General Partner is hereby authorized to make such amendments as it may determine in connection therewith without any consent or approval of the Limited Partners.
     (c) For federal tax purposes, the issuance of REIT Shares described in this Section 4.6 shall be treated in accordance with Regulations Section 1.1032-3(b), and the following transactions shall be deemed to have occurred: first, the Capital Contribution described in Section 4.6(a)(ii) shall be deemed to occur; second, the Partnership shall be deemed to purchase from the General Partner the REIT Shares being issued using the cash deemed contributed to the Partnership; and third, the Partnership shall be deemed to issue the REIT Shares to the exercising party.
ARTICLE 5
DISTRIBUTIONS
     Section 5.1 Distributions from Operations.
     (a) Except as set forth in Sections 5.1(b), 5.1(e), 5.1(f), 5.1(g) and 5.3 and Article 13, Available Cash of the Partnership shall be distributed in such amounts and at such times as the General Partner may determine, in its sole discretion, as follows:

(1) first, such amount as necessary to reimburse the General Partner, or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership, for all direct and indirect expenses incurred by it, including any taxes imposed on the General Partner or its Subsidiaries (provided that any such taxes that are payable as a result of a REIT Covenant Breach shall be treated as an advance against future distributions payable to the Unitholders other than the General Partner, and provided further that any such taxes that are payable as a result of a REIT Stockholder Breach shall be treated as an advance against future distributions payable to the General Partner); (2) second, to the Class G Preferred Unitholder in an amount equal to the total amount of any unpaid Class G Preferred Return; and (3) third: (A) an amount equal to the Class G Percentage of the remaining amount of such distributions to the Class G Unitholder(s) pro rata in accordance with the number of Class G Units held; and (B) on a pari passu basis with distributions pursuant to clause (A), the remaining amount of such distributions to and among Unitholders in the following order of priority:
     (i) first, to the Parent Indemnified Parties, pursuant to the terms of the Merger Agreement, in the amount of any Indemnification Obligation to be paid in cash rather than by an increase in the Class G Percentage;
     (ii) second, to each Class F Unitholder, an amount equal to the Class F Unit Preferred Return Amount divided by the total outstanding Class F Units for each Class F Unit held by such Class F Unitholder. To the extent that any Class F Unit Preferred Return Amount is accrued but unpaid for any period, such amount shall be distributed to the Class F Unitholders in proportion to their respective amounts of unpaid preferred return;
     (iii) third, in the event that any Class A Preferred Return on Unrecovered Capital has not been paid in prior Partnership Years, then to the Class A Unitholders in an amount equal to the cumulative total of such unpaid Class A Preferred Return for all previous Partnership Years and among such Class A Unitholders in proportion to their respective amounts of unpaid Class A Preferred Return;
     (iv) fourth, to the Class A Unitholders in an amount equal to a Class A Preferred Return on their Unrecovered Capital for the current Partnership Year and among such Class A Unitholders in proportion to their respective amounts of Class A Preferred Return;
     (v) fifth, 40% to the Class B Unitholders, pro rata in accordance with their Class B Units, and 60% to the Class C Unitholders, pro rata in accordance with their Class C Units, until the aggregate distribution to the Class B Unitholders in such Partnership Year equals $2,893,578; and
     (vi) thereafter, 100% to the Class C Unitholders, pro rata in accordance with their Class C Units; provided, however, that to the extent that Available Cash of the Partnership is distributable pursuant to this Section 5.1(a)(vi) but the General Partner determines not to distribute the entire amount to the Class C Unitholders, the Undistributed Class C Amount shall be increased by the portion of such amount not distributed.
     (b) If any of the following events (an “Event”) occurs and such event results in a material reduction in Available Cash, namely: (i) an increase in the interest rate (other than pursuant to the terms of a floating rate loan) on any obligations of the Partnership or any Subsidiary or a refinancing or additional financing of the Partnership Assets; (ii) a default by a tenant or tenants relating to one or more of the Partnership Assets, a termination or modification of the terms of a lease or leases of one or more of the Partnership Assets, or the execution of a new lease of the Partnership Assets; or (iii) any combination of the foregoing, then the General Partner, in its sole discretion, shall be authorized: (A) to suspend the Class A Unitholders’ Class A Preferred Return for a period of up to ninety (90) days, in which event such Class A Preferred Return shall not cumulate during such period of suspension except to the extent based upon the actual amount of Available Cash during such period, if any; and (B) to adjust the amount of the Class A Preferred Return from time to time thereafter. Such adjustment shall be made by allocating to the Class A Unitholders as a group for each Partnership Year (or portion thereof) following an Event, an amount such that the percentage of the Available Cash for any such Partnership Year (or portion thereof) paid to the Class A Unitholders as a group, equals the percentage of Available Cash which was paid to the Class A Unitholders in the Partnership Year immediately preceding the Event (subject to adjustment for issuances of additional Partnership Units); provided, however, that in no event shall the Class A Unitholders receive for any Partnership Year (or portion thereof) following an Event more than they would have received absent this provision. Such portion of Available Cash allocated to the Class A Unitholders as a group shall be distributed among the Class A Unitholders in accordance with their respective Class A Units as the adjusted Class A Preferred Return.
     (c) In addition to the provisions of Section 5.1(b), the Class A Preferred Return shall also be adjusted as follows. In the event of the return of all of the Class A Unitholders’ Unrecovered Capital (the “Return of Capital”), the Class A Preferred Return thereafter shall be adjusted as follows. Such adjustment shall be made by allocating to the Class A Unitholders as a group for each Partnership Year (or portion thereof) following the Return of Capital, an amount such that the percentage of the Available Cash for any such Partnership Year (or portion thereof) distributed to the Class A Unitholders as a group, equals the percentage of the Available Cash which was distributed to the Class A Unitholders in the Partnership Year immediately preceding the Return of Capital; provided, however, when cumulative distributions from the current Partnership Year and all prior Partnership Years to the Class A Unitholders pursuant to Section 5.2 equal 100% of the aggregate Class A Unitholders’ Capital Contributions but are less than or equal to 125% of the aggregate of the Class A Unitholders Capital Contributions, then in no event shall more than 50% (the “Percentage Cap”) of the Available Cash for any Partnership Year (or portion thereof) be allocated to the Class A Unitholders. When cumulative distributions from the current Partnership Year and all prior Partnership Years to the Class A Unitholders pursuant to Section 5.2 exceed 125% of the aggregate Class A Unitholders’ Capital Contributions but are less than or equal to

150% of the aggregate of the Class A Unitholders’ Capital Contributions then the Percentage Cap shall be 40%. When cumulative distributions from the current Partnership Year and all prior Partnership Years to the Class A Unitholders pursuant to Section 5.2 exceed 150% of the aggregate Class A Unitholders’ Capital Contributions but are less than or equal to 175% of the aggregate of the Class A Unitholders’ Capital Contributions then the Percentage Cap shall be 30%. Thereafter the Percentage Cap shall be 20%. Such portion of Available Cash allocated to the Class A Unitholders as a group shall be distributed among the Class A Unitholders in accordance with their respective Class A Units as the adjusted Class A Preferred Return.
          In no event shall the Class A Preferred Return be considered an amount that is guaranteed to be paid to the Class A Unitholders or a personal liability of the General Partner, the Class B Unitholders, the Class C Unitholders, the Class D Unitholders, the Class F Unitholders, the Class G Unitholders or the Class H Unitholders.
     (d) Notwithstanding anything herein to the contrary, the General Partner shall make such efforts, as determined by it in its sole discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts in cash to enable the General Partner to pay stockholder dividends in cash that will (i) satisfy the requirements for its qualification as a REIT under the Code and Regulations (the “REIT Requirements”) and (ii) except to the extent otherwise determined by the General Partner, in its sole discretion, avoid any federal income or excise tax liability for the General Partner.
     (e) In the event that a REIT Covenant Breach has occurred, the Partnership shall distribute to the General Partner, an amount equal to the federal, state and local income tax payable by the General Partner as a result of such failure to qualify as a REIT or such tax liability. Any amount distributed pursuant to this Section 5.1(e) shall be treated as having been distributed to Unitholders other than the General Partner pursuant to this Article 5.
     (f) In the event that the Partnership receives a refund of taxes that relates to a taxable year ended prior to the effective time of the Merger or to a Straddle Period (as defined in the Merger Agreement), such amount net of any taxes and expenses incurred in connection with the receipt thereof shall be excluded from Available Cash and shall be distributed to all Unitholders other than the Class G Preferred Unitholders and the Class G Unitholders in the same manner as Available Cash would be distributed to such other Unitholders pursuant Section 5.1(a).
     Section 5.2 Distributions of Cash Proceeds from Sale, Disposition or Refinancing.
     (a) The Net Cash Proceeds from any refinancing of Partnership Assets or a sale or other disposition of Partnership Assets which does not constitute an Asset Sale shall be distributed at such times as the General Partner shall determine, except as otherwise required by Sections 5.1(e), 5.1(f), 5.1(g) and 5.3. Such distributions shall be distributed as follows: (1) first, such amount as necessary to reimburse the General

Partner, or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership, for all direct and indirect expenses incurred by it, including any taxes imposed on the General Partner or its Subsidiaries (provided that any such taxes that are payable as a result of a REIT Covenant Breach shall be treated as an advance against future distributions payable to the Unitholders other than the General Partner, and provided further that any such taxes that are payable as a result of a REIT Stockholder Breach shall be treated as an advance against future distributions payable to the General Partner); (2) second, to the Class G Preferred Unitholder in an amount equal to the total amount of any unpaid Class G Preferred Return; and (3) third, (A) an amount equal to the Class G Percentage of the remaining amount of such distributions to the Class G Unitholder(s) pro rata in accordance with the number of Class G Units held; and (B) on a pari passu basis with distributions pursuant to clause (A):
     (i) first, to the Parent Indemnified Parties, pursuant to the terms of the Merger Agreement, in the amount of any Indemnification Obligation to be paid in cash rather than by an increase in the Class G Percentage;
     (ii) second, to the Class C Unitholders in an amount equal to any Undistributed Class C Amount pro rata in accordance with their Class C Units; and
     (iii) third, (x) 50% of the remaining amount of such distributions to the Class A Unitholders, pro rata in accordance with their Class A Units; and (y) 50% of the remaining amount of such distributions to the Class C Unitholders, pro rata in accordance with their Class C Units; provided, however, that to the extent that Net Cash Proceeds are distributable to the Class C Unitholders pursuant to this Section 5.2(a)(iii) but the General Partner determines not to distribute the entire amount to the Class C Unitholders, the Undistributed Class C Amount shall be increased by the portion of such amount not distributed; provided, further, that all distributions to the Class C Unitholders pursuant to this Section 5.2(a) shall be subject to the obligations of the Class C Unitholders to refund to the Partnership amounts equal to or less than the amount of such distributions in accordance with Section 5.2(c).
     (b) Except as set forth in Article 13, and subject to Sections 5.1(d), 5.1(e), 5.1(f), 5.1(g) and 5.3, distributions of Net Cash Proceeds resulting from an Asset Sale shall be distributed as follows: (1) first, such amount as necessary to reimburse the General Partner, or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership, for all direct and indirect expenses incurred by it, including any taxes imposed on the General Partner or its Subsidiaries (provided that any such taxes that are payable as a result of a REIT Covenant Breach shall be treated as an advance against future distributions payable to the Unitholders other than the General Partner, and provided further that any such taxes that are payable as a result of a REIT Stockholder Breach shall be treated as an advance against future distributions payable to the General Partner); (2) second, to the Class G Preferred Unitholder in an amount equal to the total amount of any unpaid Class G Preferred Return; and (3) third: (A) an amount equal to the Class G Percentage of the remaining amount of such distributions to the Class G Unitholder(s) pro rata in accordance with the number of Class G Units held; and (B) on a pari passu basis with distributions pursuant to clause (A), the remaining amount of such distributions to and among Unitholders in the following order of priority:
     (i) first, to the Parent Indemnified Parties, pursuant to the terms of the Merger Agreement, in the amount of any Indemnification Obligation to be paid in cash rather than by an increase in the Class G Percentage;
     (ii) second, to the Class C Unitholders in an amount equal to any Undistributed Class C Amount pro rata in accordance with their Class C Units;
     (iii) third, to each Class F Unitholder, an amount equal to any unpaid Class F Unit Preferred Return Amount and among such Class F Unitholders in proportion to their respective amounts of unpaid Class F Unit Preferred Return Amount(s);
     (iv) fourth, in the event that any Class A Preferred Return on Unrecovered Capital has not been paid in prior Partnership Years, then to the Class A Unitholders in an amount equal to the cumulative total of such unpaid Class A Preferred Return for all previous Partnership Years and among such Class A Unitholders in proportion to their respective amounts of unpaid Class A Preferred Return;
     (v) fifth, to the Class A Unitholders in an amount equal to a Class A Preferred Return on their Unrecovered Capital for the current Partnership Year and among such Class A Unitholders in proportion to their respective amounts of Class A Preferred Return;
     (vi) sixth, to the Class A Unitholders, Class C Unitholders and Class F Unitholders in the following order of priority:
     (A) 100% to the Class F Unitholders until each Class F Unitholder has received the Class F Unit Liquidation Preference Amount for such holder’s Class F Units and among such Class F Unitholders in proportion to their respective Class F Unit Liquidation Preference Amounts;
     (B) 100% to the Class A Unitholders until the cumulative distributions to the Class A Unitholders pursuant to Section 5.2(a) and this Section 5.2(b)(3)(B)(vi)(B) equals the aggregate Unrecovered Capital and among such Class A Unitholders in proportion to their respective amounts of Unrecovered Capital;
     (C) Remaining Net Cash Proceeds in excess of 100% of the aggregate Class A Unitholders’ Capital Contributions but less than or equal to 125% of the aggregate of the Class A Unitholders’ Capital

Contributions: 50% to the Class A Unitholders (pro rata) and 50% to the Class C Unitholders;
     (D) Remaining Net Cash Proceeds in excess of 125% of the aggregate Class A Unitholders’ Capital Contributions but less than or equal to 150% of the aggregate of the Class A Unitholders’ Capital Contributions: 40% to the Class A Unitholders (pro rata), 60% to the Class C Unitholders;
     (E) Remaining Net Cash Proceeds in excess of 150% of the aggregate Class A Unitholders’ Capital Contributions but less than or equal to 175% of the aggregate of the Class A Unitholders’ Capital Contributions: 30% to the Class A Unitholders (pro rata) and 70% to the Class C Unitholders; then
     (F) Remaining Net Cash Proceeds 20% to the Class A Unitholders (pro rata) and 80% to the Class C Unitholders.
     (c) Notwithstanding the foregoing, if the Net Cash Proceeds distributed pursuant to Sections 5.2(a) and 5.2(b) are insufficient to return the Class A Unitholders’ Unrecovered Capital and if distributions relating to Sections 5.2(a) and 5.2(b) have previously been distributed to the Class C Unitholders, then the Class C Unitholders shall refund to the Partnership for distribution to the Class A Unitholders hereunder, the lesser of the amount of such distribution received by the Class C Unitholders pursuant to Sections 5.2(a) and 5.2(b) or the amount of Unrecovered Capital remaining to be distributed to the Class A Unitholders.
     (d) Notwithstanding Section 5.2(b)(3)(B), the Class D Unitholders shall be entitled to 5% of the distributions pursuant to Sections 5.2(b)(3)(B)(vi)(C) through 5.2(b)(3)(B)(vi)(F), provided, that all 10,000 Class D Units are outstanding. If all such Class D Units are outstanding, the distributions to the Class A Unitholders and Class C Unitholders at each successive split in Sections 5.2(b)(3)(B)(vi)(C) through 5.2(b)(3)(B)(vi)(F) would be proportionately reduced as follows: 47.5% and 47.5%; 38% and 57%; 28.5% and 66.5%; and 19% and 76%, respectively. If fewer than 10,000 Class D Units are outstanding, then the Class D Unitholders’ 5% share would be proportionately reduced. For example, if only 2,500 Class D Units were outstanding, the Class D share would be 1.25% (not 5%) and the Class A Unitholders’ share and Class C Unitholder’s share would be proportionately adjusted at each successive split in Sections 5.2(b)(3)(B)(vi)(C) through 5.2(b)(3)(B)(vi)(F) as follows: 49.375% and 49.375%; 39.5% and 59.25%; 29.625% and 69.125%; and 19.75% and 79%, respectively. To the extent that under the terms of any grant of Class D Units, such Class D Units are not entitled to share until a certain amount of proceeds from an Asset Sale has been distributed, then such Class D Units shall not be considered outstanding for purposes of determining the Class D Unitholders’ share under this Section 5.2(d) until such amount has been distributed.

     (e) Any payment to the Parent Indemnified Parties in respect of any Indemnification Obligation pursuant to Sections 5.1(a)(4)(B)(i), 5.2(a)(4)(B)(i) or 13.2(a)(v)(B)(1) shall be treated for purposes of this Agreement as if such amounts had been distributed to the Partners (other than the Class G Unitholders) in the amounts that such Partners would have received had no payment been made pursuant to Sections 5.1(a)(4)(B)(i), 5.2(a)(4)(B)(i) or 13.2(a)(v)(B)(1).
     Section 5.3 Distributions to Class H Unitholders. If the cumulative distributions by the General Partner to the REIT Investors in connection with a Liquidity Event (as defined in the Stockholders Agreement) equal the Contingent Payment Threshold (after taking into account the dilution to the REIT Investors that would result by assuming the exercise of all then exercisable REIT Stock Equivalents granted under any Equity Incentive Plan), then, to the extent the Class H Units have not been converted into common limited partner interests in the Partnership or a successor partnership, all distributions by the Partnership pursuant to Sections 5.2(a) and 5.2(b) (other than Sections 5.2(a)(i) and 5.2(b)(i) and after giving effect to Sections 5.1(d) and (e)) after the Contingent Payment Threshold has been achieved shall be made solely to the Class H Unitholders, pro rata in accordance with their Class H Units, until the aggregate distributions to the Class H Unitholders pursuant to this Section 5.3 equal the Class H Payment Amount, and once the Class H Payment Amount is achieved, the Class H Units shall be deemed canceled and of no further effect, the Class H Unitholders shall cease to be limited partners of the Partnership, and all distributions by the Partnership shall once again be made pursuant to Sections 5.1, 5.2(a) and 5.2(b), as the case may be.
     Section 5.4 Distributions in Kind. No right is given to any Partner to demand and receive property other than cash. The General Partner may agree to make a distribution in kind to the Partners of Partnership property, and such property shall be distributed in such a fashion as to ensure that the Fair Market Value is distributed and allocated in accordance with Articles 5, 6 and 13.
     Section 5.5 Distributions Upon Liquidation. Distributions made after the dissolution of the Partnership pursuant to Article 13 shall be distributed to the Partners in accordance with Section 13.2.
     Section 5.6 Payment of Indemnification Obligations Following Extraordinary Transactions. Following a conversion of Partnership Units into a single class of common limited partnership interests pursuant to Section 7.9(c), any Indemnification Obligation to be paid in cash in accordance with the terms of this Agreement shall be made from distributions that would otherwise have been payable to Partners other than the General Partner.
ARTICLE 6
ALLOCATIONS
     Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year as of the end of each such Partnership Year. Subject to the other provisions of this Article 6, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
     Section 6.2 Allocations Among Partners. Except as explicitly provided elsewhere herein, the items of income, gain, loss or deduction of the Partnership comprising Net Income or Net Loss for a Partnership Year shall be allocated between the Class G Preferred Unitholders and the Class G Unitholders and all other Persons who were Partners during each such Partnership Year in a manner such that the Capital Account of each Class G Preferred Unitholder and the Capital Account of each Class G Unitholder, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Partner pursuant to Article 13 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Partnership liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 13.2(a)(iv) and (v) to the Partners immediately after making such allocations, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of the assets.
     Section 6.3 General Allocations.
     (a) Allocations of Preferred Return. Except as otherwise provided in Section 6.3(e) or 6.4, prior to making the allocations set forth in Section 6.3(b) or 6.3(c) for any Partnership Year, Net Income (or, if necessary, items of Partnership income or gain) remaining after allocations to the Class G Preferred Unitholders and Class G Unitholders pursuant to Section 6.2 shall be allocated as follows:
     (i) First, to the Class F Unitholders pro rata in accordance with the relative amounts distributed to such holders pursuant to Section 5.1(a)(3)(B)(ii) until the cumulative amount of Net Income (or, if necessary, items of Partnership income or gain) allocated to each such Class F Unitholders pursuant to this Section 6.3(a)(i) for the current and all prior Partnership Years is equal to the aggregate amounts distributed to such Unitholder for the current and all prior Partnership Years pursuant to Section 5.1(a)(3)(B)(ii);
     (ii) Second, to the Class A Unitholders pro rata in accordance with the relative amounts distributed to such holders pursuant to Sections 5.1(a)(3)(B)(iii) and 5.1(a)(3)(B)(v) until the cumulative amount of Net Income (or, if necessary, items of Partnership income or gain) allocated to each such Class A Unitholder pursuant to this Section 6.3(a)(ii) for the current and all prior Partnership Years is equal to the aggregate amounts distributed to such Unitholder for the current and all prior Partnership Years pursuant to Sections 5.1(a)(3)(B)(iii) and 5.1(a)(3)(B)(v);

     (iii) Third, to the Class B and Class C Unitholders in an amount not to exceed the cash distributions made to the Class B and Class C Unitholders pursuant to Section 5.1(a)(3)(B)(vi) and in proportion to the relative cash distributions made to the Class B and Class C Unitholders pursuant to Section 5.1(a)(3)(B)(vi) (and among the Class B Unitholders pro rata in accordance with the relative amounts distributed to such holders pursuant to Section 5.1(a)(3)(B)(vi)) until the cumulative amount of Net Income (or, if necessary, items of Partnership income or gain) allocated to each such Class B and Class C Unitholder pursuant to this Section 6.3(a)(iii) for the current and all prior Partnership Years is equal to the aggregate amounts distributed to such Class B and Class C Unitholders pursuant to Section 5.1(a)(3)(B)(vi) for the current and prior Partnership Years; and
     (iv) Fourth, to the Class C Unitholder in an amount not to exceed the cash distributions made to the Class C Unitholder pursuant to Sections 5.1(a)(3)(B)(iv) and 5.1(a)(3)(B)(vii) until the cumulative amount of Net Income (or, if necessary, items of Partnership income or gain) allocated to the Class C Unitholder pursuant to this Section 6.3(a)(iv) for the current and all prior Partnership Years is equal to the aggregate amounts distributed to such Class C Unitholder for the current and all prior Partnership Years pursuant to Sections 5.1(a)(3)(B)(iv) and 5.1(a)(3)(B)(vii).
     (b) Allocations of Net Income. After making the allocations described in Section 6.3(a), and except as otherwise provided in this Article 6, Net Income remaining after the allocations to the Class G Preferred Unitholders and the Class G Unitholders pursuant to Section 6.2 shall be allocated in the following order of priority:
     (i) First, to the Partners to whom Net Losses previously have been allocated pursuant to Section 6.3(c), in proportion to such prior allocations, until the cumulative amount allocated pursuant to this Section 6.3(b)(i) for the current and all prior Partnership Years is equal to the cumulative amounts of such prior allocations of Net Losses in the reverse order in which such Net Losses were allocated;
     (ii) Thereafter, to the Partners as if an amount equal to cash corresponding to any remaining Net Income would have been distributed to the Partners as Available Cash for such Partnership Year and among the Partners in the same manner and same priority as such distributions would have been made pursuant to Sections 5.1 and 5.2.
     (c) Allocation of Net Loss. After making the allocations described in Section 6.3(a) then, except as otherwise provided in this Article 6, Net Loss remaining after the allocations to the Class G Preferred Unitholders and the Class G Unitholders pursuant to Section 6.2 shall be allocated as follows:
     (i) First, to the Class A Unitholders (pro rata) until the balance in each Class A Unitholder’s Capital Account (increased, for this purpose, by the amount of such Class A Unitholder’s share of Partnership Minimum Gain and Partner Minimum Gain) is equal to such Class A Unitholder’s Unrecovered Capital;
     (ii) Second, to any Partner who has a positive Capital Account Balance (increased, for this purpose, by the amount of such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain) in proportion to any such positive balances until all such balances have been reduced to zero;
     (iii) Thereafter, to the Class A Unitholders pro rata in accordance with their relative Class A Units.
     (d) Allocations to Reflect Issuance of Additional Partnership Units. In the event that the Partnership issues additional Partnership Units to the General Partner or any Limited Partner pursuant to Section 4.3, the General Partner shall make such revisions to this Section 6.3 as the General Partner determines are necessary or desirable to reflect the terms of such additional Partnership Units, including making preferential allocations to certain classes of Partnership Units.
     (e) Allocations in Year of Liquidation. Notwithstanding Sections 6.3(a), 6.3(b) and 6.3(c), Net Income, Net Loss, or items of Partnership income, gain, loss, or deduction arising in the year of liquidation of the Partnership (or the year in which all or substantially all of the Partnership’s properties are sold or otherwise disposed of) remaining after the allocations to the Class G Preferred Unitholders and the Class G Unitholders pursuant to Section 6.2 shall be allocated as follows: the remaining amount of such Net Income, Net Loss, or items of Partnership income, gain, loss, or deduction to all other Partners and among such other Partners in such amounts and priorities such that, to the extent possible, the Capital Account balance of each Partner immediately prior to the liquidation of the Partnership equals the amount that such Partner is entitled to receive pursuant to Sections 13.2(a)(iii) and 13.2(a)(iv).
     Section 6.4 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:
     (a) Regulatory Allocations.
     (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Sections 6.2 and 6.3, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such Partnership Year (and, if necessary, subsequent Partnership Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.4(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulation Section 1.704-2(f) which shall be controlling in the event of a conflict between such Regulation and this Section 6.4(a)(i).
     (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding the provisions of Section 6.1, or any other provision of this Article 6 (except Section 6.4(a)(i)), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Partnership Year (and, if necessary, subsequent Partnership Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.4(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulation Section 1.704-2(i) which shall be controlling in the event of a conflict between such Regulation and this Section 6.4(a)(ii).
     (iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partners as follows: (i) the Class G Percentage to the holders of Class G Units, pro rata in accordance with the number of Class G Units held and (ii) the remainder to the holders of Class A Units pro rata in accordance with the number of Class A Units held. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).
     (iv) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704 l(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-l(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided, that an allocation pursuant to this Section 6.4(a)(iv) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.4(a)(iv) were not in the Agreement. It is intended that this Section 6.4(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-l(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 6.4(a)(iv).
     (v) Limitation on Allocation of Net Loss. To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit only with respect to any Limited Partner, such allocation of Net Loss shall be reallocated among the other Limited Partners in accordance with their respective Capital Contributions, subject to the limitations of this Section 6.4(a)(v). To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to the General Partner (solely or in addition to any Limited Partner), such allocation of Net Loss shall be reallocated only to the General Partner in accordance with its Capital Contribution, subject to the limitations of this Section 6.4(a)(v).
     (vi) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (vii) Curative Allocation. The allocations set forth in Sections 6.4(a)(i), (ii), (iii), (iv), and (v) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1, 6.2 and 6.3, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
     (b) For purposes of determining a Partner’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), Partnership profits shall be allocated (i) first to the Partners in accordance with each Partner’s allocable share of built-in gain under Code Section 704(c) including “reverse 704(c)” allocations to the extent such built-in gain exceeds the amount of gain described in Regulations Section 1.752-3(a)(2) with respect to such property and

(ii) thereafter any additional “excess nonrecourse liabilities” shall be allocated in accordance with the Partners’ shares of Partnership profits as follows: the Class G Percentage to the holders of Class G Units, pro rata in accordance with the number of Class G Units held and the remainder to the holders of Class A Units based on the number of Class A Units held. To the extent that in any taxable year the Partnership’s allocation of “excess nonrecourse liabilities” pursuant to Section 6.4(b)(i) would cause the General Partner to recognize taxable income or gain in excess of the taxable income or gain that would be allocated to the General Partner if all “excess nonrecourse liabilities” were instead allocated solely in accordance with Section 6.4(b)(ii), the Partnership shall allocate an additional amount of the Partnership’s “excess nonrecourse liabilities” to the General Partner to the extent necessary to avoid such taxable gain to the General Partner.
     (c) It is acknowledged and agreed that any deduction to the Partnership resulting from the exercise of any option under the Equity Incentive Plan shall be allocated among the Persons who were Partners immediately prior to such exercise (using the Class G Percentage in effect immediately prior to such exercise).
     (d) Any deduction attributable to the payment in respect of an Existing Partnership Phantom Equity Unit (as defined in the Merger Agreement) shall be allocated solely to the Class C Unitholders other any Class C Unitholder who received Class C Units in respect of an Existing Partnership Phantom Equity Unit.
     Section 6.5 Tax Allocations.
     (a) In General. Except as otherwise provided in this Section 6.5, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2, 6.3 and 6.4.
     (b) Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.5(a), Tax Items with respect to any Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c), so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Gross Asset Value. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of Tax Items with respect to such property shall take account of the variation, if any, between the adjusted basis of such property and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g) using remedial allocations pursuant to Regulations Section 1.704-3(d).
     Section 6.6 Transfer of Interest. In the event of a transfer of all or part of an interest (in accordance with the provisions of this Agreement) or the admission of an

Additional Partner (in accordance with the provisions of this Agreement) the Partnership’s taxable year shall close with respect to the transferring Partner, and such Partner’s distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined using the interim closing of the books method under Section 706 of the Code and Regulations Section 1.706-1(c)(2)(i). Except as otherwise provided in this Section 6.6, in all other cases in which it is necessary to determine the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder. All distributions of Available Cash with respect to which the record date of such distribution is before the date of such transfer, assignment or redemption shall be made to the transferor Partner, and all distributions of Available Cash thereafter, in the case of a transfer or assignment other than a redemption shall be made to the transferee Partner.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1 Powers of General Partner.
     (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner (including those powers described in Section 3.2) and no Limited Partner shall have any right of control or management over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business and affairs of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including the power to incur Debt, the power to enter into agreements and commitments of all kinds, the power to manage, acquire, exchange and dispose of Partnership Assets, and all ancillary powers necessary or convenient as to the foregoing. It is the intention of the Partners, subject to the express provisions of this Agreement, that the General Partner’s powers be as broad as the Act may now or hereafter envision, and that any powers that may be conferred only by contract are deemed to be explicitly conferred hereby. Without limiting the generality of the foregoing, the following subsections explicitly set forth certain powers of the General Partner to be exercised on behalf of the Partnership without any obligation on the part of the General Partner to obtain consent from any Limited Partner:
     (i) The incurring of Debt (including making prepayments on loans and borrowing money or selling assets to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner desires to maintain or restore its status as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders sufficient to permit the General Partner to maintain or restore REIT status to pay expenses of the General Partner, or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership, or otherwise to satisfy the REIT Requirements);
     (ii) The making of any expenditures, the lending or borrowing of money (including to tenants or operators), the assumption, guarantee of or other contracting of Debt and other liabilities, the issuance of evidence of Debt and the incurring of any obligations they deem necessary for the conduct of the activities of the Partnership;
     (iii) The making of tax, regulatory and other filings or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the Partnership or the Partnership Assets;
     (iv) The acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, sale, transfer, lease, conveyance or exchange of all or any part of the Partnership Assets or the merger or other combination of the Partnership or any Subsidiary with or into another entity, whether in connection with the sale of or the dissolution of the Partnership through a Partnership Control Transaction, a Public Offering or otherwise;
     (v) The use of the Partnership Assets (including cash on hand) for any purpose and on any terms it sees fit, including the financing, directly or indirectly, of the conduct of the operations of the Partnership or the General Partner or the Operating Partnership, the lending of funds to other Persons (including the Operating Partnership) and the repayment of obligations, directly or indirectly, of the Partnership and the Operating Partnership and the making of contributions, directly or indirectly, to the Operating Partnership;
     (vi) The negotiation, execution and performance of any leases, contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement;
     (vii) The distribution of Available Cash or other Partnership Assets in accordance with this Agreement;
     (viii) The creation, by grant or otherwise, of easements and servitudes;
     (ix) The selection and dismissal of outside attorneys, accountants, consultants, contractors and agents of the Partnership, and the determination of their compensation and other terms of employment or hiring;

     (x) The procurement and maintenance of insurance for the benefit of the Partnership or the Partners as it deems necessary or appropriate;
     (xi) The formation of, or acquisition of an interest in, and the contribution of property to any other limited liability company, limited or general partnership, joint venture or other relationship that General Partner deems desirable (including the acquisition of interests by, and the contributions of property to, directly or indirectly, the Operating Partnership from time to time); provided, however, that, as long as the General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;
     (xii) The control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation, incurring of legal expenses and settlement of claims, and litigation and the indemnification of any Person against liabilities and contingencies;
      (xiii) The undertaking of any action in connection with any direct or indirect investment, including the acquisition of interests in the Operating Partnership or any direct or indirect investment in any governmental obligation or any Person (including the contribution or loan of funds by the Partnership to such Persons);
     (xiv) The determination of the Fair Market Value of any Partnership Assets distributed in kind;
     (xv) The amendment of this Agreement (A) to incorporate additional Capital Contributions, whether from Partners or from third parties, to cause the issuance of additional Partnership Units, in one or more classes (including classes other than then existing classes), or one or more series of classes, with such designations, preferences, and relative participating, optional or other special rights, powers and duties, all as shall be determined by the General Partner, subject to Delaware law, and to admit Additional Limited Partners in connection therewith, or (B) to incorporate any other matter set forth in Sections 1.2, 4.3, 4.4, 4.5, 4.6 or 7.9 or any other action or change affecting the Partnership that the General Partner is allowed to take or make pursuant to the terms and provisions of this Agreement and that, within the General Partner’s discretion, should be set forth as an amendment to this Agreement;
     (xvi) The entry into any exchange or transfer incident to any like-kind exchange of Partnership Assets including the sale of one or more undivided interests in any Partnership Asset to any person to facilitate any like-kind exchange;
     (xvii) The advance to the General Partner of any tenant security deposit received by the Partnership which advance shall be subject to the General

Partner’s obligation to indemnify the Partnership for the amount of any such advance without interest as and when the tenant security deposit may be required to be repaid to the tenant by the Partnership;
     (xviii) The taking of any action necessary or appropriate to enable the General Partner to qualify as a REIT or to maintain or restore its REIT status; and
     (xix) The execution, acknowledgment and delivery of any and all instruments to effectuate any and all of the foregoing.
     (b) Each of the Partners and each other Person who may acquire an interest in Partnership Units hereby agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval, vote or consent of the Partners or other Persons who may acquire an interest in Partnership Units, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation. None of the execution, delivery or performance by the General Partner, the Partnership or any Affiliate thereof (including without limitation the Operating Partnership) of any transaction or agreement authorized or permitted by this Agreement shall constitute a breach by the General Partner of any duty that the General Partner may owe to the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.
     (c) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. Except as may be provided in a separate written agreement between the Partnership and the Limited Partners, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement, provided, that the General Partner has acted in good faith and pursuant to its authority under this Agreement.
     Section 7.2 Certificate of Limited Partnership.
     To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and to maintain the Partnership’s qualification to do business as a foreign limited partnership in each other state, the District of Columbia and each other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.4(a)(iii), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia and each other jurisdiction in which the Partnership may elect to do business or own property.
Section 7.3 Reimbursement of the General Partner.
     (a) Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct and indirect expenses incurred by the General Partner or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership. Such reimbursement shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.5. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.
     (c) If the General Partner elects to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program or employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner in the future, or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that: (i) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall contribute to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program); and (ii) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, or the General Partner otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by the General Partner corresponding to the number of such REIT Shares, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of Debt or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units held by the General Partner).

     (d) The General Partner shall, pursuant to Section 4.3(c), be treated as having made a Capital Contribution in the amount of all expenses that the General Partner incurs relating to the General Partner’s offering of REIT Shares.
     (e) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.3 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments in respect of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
Section 7.4 Contracts with Affiliates.
     (a) The General Partner or any Affiliate thereof may lend to the Partnership or the Operating Partnership, directly or indirectly, funds needed or desired by the Partnership or the Operating Partnership for such periods of time as the General Partner may determine. The Partnership or the Operating Partnership, as the case may be, shall reimburse the General Partner or any Affiliate of the General Partner for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership or the Operating Partnership.
     (b) The Partnership may lend or contribute funds to Persons in which it has a direct or indirect equity investment (including the Operating Partnership), and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.
     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership on such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate.
     (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate.
     (e) Security deposits required to be paid to tenants which have been retained by any Partner will be reflected as a receivable from such Partner to the Partnership. Any Partner who holds any security deposit from a tenant of a Participating Facility on behalf of such Participating Facility shall return such security deposits to the Partnership promptly upon written notice from the Partnership in the event that the General Partner shall determine that any portion of any security deposit held by any Partner is due and payable to any tenant, and in the amount the General Partner determines to be due and payable to such tenant. Each Partner hereby indemnifies the Partnership severally and not jointly with respect to all deposits retained by such Partner. The General Partner shall have the right to offset any amounts which are due and payable from such Partner against distributions otherwise payable to such Partner or may reduce such Partner’s Capital Account by reducing such Partner’s Class A Units proportionately.
Section 7.5 Indemnification.
     (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless any Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed with gross negligence, willful misconduct or in bad faith or was the result of active and deliberate dishonesty; or (ii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any Debt or other obligations of the Partnership or any Subsidiary of the Partnership (including any Debt which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.5 in favor of any Indemnitee having or potentially having liability for any such Debt or other obligations. The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendere or its equivalent or any entry of an order of probation prior to judgment does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.5(a). Any indemnification pursuant to this Section 7.5 shall be made only out of the Partnership Assets.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is a party to any claim, demand, action, suit or proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the Indemnitees is not entitled to be indemnified as authorized by this Section 7.5.
     (c) The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any other agreement entered into by the Partnership, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the heirs, successors, assigns and administrators of the Indemnitor.
     (d) The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such

Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (g) The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     (h) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.5 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute a guaranteed payment in respect of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
Section 7.6 Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees, or their successors or assigns, for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if such Indemnitee acted in good faith.
     (b) The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders collectively, that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner’s stockholders (including the tax consequences to such Limited Partners, Assignees or stockholders of the General Partner) in deciding whether to cause the Partnership to take (or decline to take) any actions and that the General Partner shall not be liable to the Partnership or to any Partner or any Assignees for monetary damages for losses sustained, liabilities incurred or benefits not derived in connection with such decisions, provided, that the General Partner shall have acted in good faith.
     (c) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     (d) Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on an Indemnitee’s liability to the Partnership and the Limited Partners or Assignees under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.7 Other Matters Concerning the General Partner.
     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.
     (d) Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership which the General Partner determines in its sole discretion is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT, (ii) for the General Partner otherwise to satisfy the REIT Requirements or (iii) to avoid the General Partner incurring any taxes under Code Section 857 or Code Section 4981, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     Section 7.8 Title to Partnership Assets. Title to Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership Assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be deemed held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership Assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Assets is held.
Section 7.9 Extraordinary Transactions.
     (a) Without limiting the powers vested in the General Partner, (i) the General Partner shall have the authority for and on behalf of the Partners to enter into and cause the consummation of a Partnership Control Transaction, or a Public Offering, or to cause a sale of any or all of the Partnership Units, without the consent of any other Partner, and (ii) in the event that the General Partner shall determine in its sole discretion that additional portions of the business of the Partnership should be conducted in the form of a corporation rather than as a partnership, the General Partner shall have the power and authority to effect such merger, consolidation, reorganization or asset transfer or to take such other action as the General Partner may deem advisable in order to effect such a change. For the avoidance of doubt, and without limitation of the generality of the foregoing, the General Partner shall be authorized: (x) to compel, as part of any such Partnership Control Transaction, Public Offering, sale or change, the transfer of Partnership Units; (y) to create one or more Subsidiaries or affiliated entities and contribute the assets and liabilities of the Partnership (or a portion thereof) to such Subsidiaries or entities; or (z) to engage in other reorganization transactions, and in each case all of the parties hereto expressly agree to such transactions. No Partner nor any direct or indirect member, partner, shareholder or other owner of any Partner shall have or be entitled to exercise any dissenters’ rights, appraisal rights or other similar rights in connection with any of the foregoing transactions.
     (b) Notwithstanding the foregoing, in the event that General Partner causes a Partnership Control Transaction or a sale of any or all of the Partnership Units, unless the General Partner approves a different structure, such transaction shall be structured in a manner whereby the REIT Investors (and other equityholders of the General Partner) can dispose of their REIT Shares (and other equity in the General Partner) on the same terms and for the same implied price as the sale by the other Limited Partners of their Partnership Units and the General Partner does not dispose of its interests in the Partnership.

     (c) Upon conversion of all or any portion of the Partnership’s business to corporate form or otherwise in connection with a Partnership Control Transaction or Public Offering, the Partnership Units (i) held by each holder thereof (other than the holders of Class G Preferred Units) shall (subject, in the case of a Public Offering, to Section 4.5(b)) thereupon be converted into a number of common limited partner interests having a value equal to the amount such Unitholder would be entitled to receive, relative to the Partnership Units which such Partner held in the Partnership immediately prior to such conversion, under Section 13.2(a)(v) if a liquidation of the Partnership had occurred immediately prior to the consummation of such Public Offering, with the General Partner receiving a number of common limited partner interests equal to the number of REIT Shares outstanding immediately prior to such Public Offering (subject to increase by a number of common limited partner interests equal to the number of REIT Shares issued by the General Partner in the Public Offering); and (ii) held by each holder of Class G Preferred Units shall be, at the option of the General Partner, (A) redeemed for an amount equal to the liquidation value of such units, plus any accrued but unpaid preferred return thereon, prepayment or redemption fees, premiums and penalties (if any), or (B) converted into a number of common limited partner interests having a value equal to the amount such Unitholder would be entitled to receive, relative to the Partnership Units which such Partner held in the Partnership immediately prior to such conversion, under Section 13.2(a)(iv) if a liquidation of the Partnership had occurred immediately prior to the consummation of such Public Offering. The number of such common limited partner interests (and the terms thereof and the rights associated therewith) shall be determined by the General Partner, which determination shall be final and binding absent manifest arithmetic error. In connection with any such transaction, the General Partner shall be authorized to require each Partner to enter into such related agreements and arrangements (including agreements and arrangements concerning voting, stock ownership and transfer, underwriting agreements, registration rights, employment, non-competition, non-solicitation and similar matters) as the General Partner may determine to be reasonably appropriate or necessary.
     (d) Each Partner hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the General Partner may reasonably request in order to effect and maximize the value from any Partnership Control Transaction, Public Offering and any other transaction contemplated by this Section 7.9.
     (e) In connection with any Partnership Control Transaction, Public Offering or any other transaction contemplated by this Section 7.9, the General Partner shall be authorized to make such revisions to this Agreement as are necessary or desirable to reflect the transactions contemplated by this Section 7.9.
     Section 7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all Partnership Assets and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the

General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or under the Act.
     Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of the business on behalf of the Partnership by the General Partner, any Affiliate of the General Partner, any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any Affiliates of the Partnership, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
     Section 8.3 Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of his, her or its Capital Contribution except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Sections 5.1 and 5.2 or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or, except as otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

     Section 8.4 Rights of Limited Partners Relating to the Partnership.
     (a) In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense:
     (i) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;
     (ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;
     (iii) to obtain a copy of this Agreement and the Certificate and all amendments hereto or thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and
     (iv) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.
     (b) Notwithstanding any other provision of this Section 8.4, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Operating Partnership or (ii) the Partnership, the Operating Partnership or the General Partner is required by law or by agreements with third parties to keep confidential.
ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.4(a) and 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, compact discs, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

     Section 9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
     Section 9.3 Reports. The Partnership shall use reasonable efforts to prepare within one hundred and twenty (120) days after the close of each Partnership Year financial statements of the Partnership for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner. Upon request of any Limited Partner, the Partnership shall mail such audited financial statements to such Limited Partner.
ARTICLE 10
TAX MATTERS
     Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred twenty (120) days of the close of each Partnership Year, the tax information reasonably required by all Partners for federal and state income tax reporting purposes.
     Section 10.2 Tax Elections. The General Partner shall determine whether to make any available election pursuant to the Code. The Partnership shall make an election under Code Section 754.
Section 10.3 Tax Matters Partner.
     (a) The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Code Section 6223(c), upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profit interest of each of the Partners and Assignees, provided, such information is provided to the Partnership by the Limited Partners and Assignees.
     (b) The General Partner as tax matters partner shall (without Limited Partner approval) be permitted to:
     (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”). In any such settlement agreement, the General Partner may expressly state that such agreement shall bind all Partners to the extent permitted under the Code;

     (ii) seek judicial review in any court determined by the General Partner of any final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”);
     (iii) intervene in any action brought by any other Partner for judicial review of a final adjustment;
     (iv) file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
     (v) enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; or
     (vi) take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, including with respect to any state or local tax audit or judicial proceeding.
          The provisions relating to indemnification of the General Partner set forth in Section 7.5 shall be fully applicable to the General Partner in its capacity as tax matters partner.
     (c) The tax matters partner shall receive no compensation for its services. All costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder.
     Section 10.4 Organizational Expenses. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.
     Section 10.5 Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (a) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (b) the General Partner determines that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (a) or (b) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest (ranking senior in priority) in such Partner’s Partnership Units to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may determine to make the payment to the Partnership on behalf of such defaulting Partner, and in such event shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including the right to receive distributions). Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Partner shall take such actions as the General Partner shall reasonably request in order to perfect or enforce the security interest created hereunder.
ARTICLE 11
TRANSFERS AND WITHDRAWALS
     Section 11.1 Transfer.
     (a) The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which a Partner purports to assign its Partnership Units to another Person, and includes a sale, assignment, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except to any Permitted Transferee and except as may be specifically provided for in this Agreement.
     (b) No Partnership Units shall be transferred, in whole or in part, except as permitted by the terms and conditions set forth in this Article 11 or with the prior written consent of the General Partner (which may be withheld in its sole discretion). Any transfer or purported transfer of a Partnership Unit not made in accordance with this Article 11 shall be null and void.
     Section 11.2 Transfer of Class A Units, Class B Units, Class C Units, Class D Units, Class F Units, Class G Preferred Units or Class H Units.
     (a) Prior to the consummation of a Public Offering, except with respect to a transfer to a Permitted Transferee or to an entity which is wholly owned by such Limited Partner or its Permitted Transferee or with the prior written consent of the General Partner (which may be withheld in its sole discretion), no Limited Partner shall transfer all or any portion of its Class A Units, Class B Units, Class C Units, Class D Units, Class

F Units, Class G Preferred Units or Class H Units to any transferee. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Class A Units, Class B Units, Class C Units, Class D Units, Class F Units, Class G Preferred Units or Class H Units, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Limited Partner of its obligations under this Agreement without the approval of the General Partner, in its sole discretion. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than the rights of an Assignee as provided in Section 11.4.
     (b) Following the consummation of a Public Offering, no Limited Partner shall transfer all or any portion of its Partnership Units other than to the General Partner in exchange for an equal number of REIT Shares.
     (c) If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall exercise all the rights of such Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner shall not cause such Limited Partner to cease to be a limited partner of the Partnership and, in and of itself, shall not dissolve or terminate the Partnership.
     (d) The General Partner may prohibit any transfer otherwise permitted under this Section 11.2 by a Limited Partner of all or any portion of his, her or its Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require the filing of a registration statement under the Securities Act by the Partnership or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or such Partnership Units.
     (e) The General Partner may transfer all or any portion of its Partnership Units to a Permitted Transferee or to an entity which is wholly owned by the General Partner or its Permitted Transferee.
     (f) No transfer of all or any portion of any Partnership Units may be made to (i) a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability or (ii) any person who is a “foreign person” within the meaning of Code Section 1445(f) or a “foreign partner” within the meaning of Code Section 1446(e), in each case, without the written consent of the General Partner, in its sole discretion.

Section 11.3 Substituted Limited Partners.
     (a) No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his, her or its place (including any Permitted Transferee). Such a transferee shall be admitted to the Partnership as a Substituted Limited Partner only with the written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole discretion.
     (b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Section 11.3 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be subject to the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement (including the provisions of Section 2.4 and such other documents or instruments as may be required to effect the admission).
     (c) Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name of the Substituted Limited Partner and the number of Partnership Units held by such Substituted Limited Partner and to eliminate or adjust, as necessary, the name and Partnership Units of the predecessor of such Substituted Limited Partner.
     Section 11.4 Assignees. If the General Partner, in its sole discretion, does not consent to the admission of any Transferee permitted under Section 11.2 as a Substituted Limited Partner as described in Section 11.3, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a holder of Partnership Units under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain and loss attributable to the Partnership Units assigned to such transferee, and the rights to transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a Partner or a holder of Partnership Units for any other purpose under this Agreement. In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to transfer of Partnership Units.
Section 11.5 General Provisions.
     (a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 and the transferee(s) of such Partnership Units being admitted to the Partnership as a Substituted Limited Partner.
     (b) Any Limited Partner who shall transfer all of such Limited Partner’s Partnership Units in a transfer permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner shall cease to be a Limited Partner as of the effectiveness of the admission of such Substituted Limited Partner.

     (c) In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11 and Article 12, in no event may any transfer or assignment of a Partnership Unit by any Partner (including any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made: (i) to any Person who lacks the legal right, power or capacity to own a Partnership Unit; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Unit, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Unit; (iv) if such transfer could reasonably be expected to cause the General Partner to cease to comply with the REIT Requirements; (v) if on the advice of legal counsel to the Partnership such transfer could reasonably be expected to cause a termination of the Partnership for federal or state income tax purposes; (vi) if on the advice of counsel to the Partnership such transfer could reasonably be expected to cause the Partnership to cease to be classified as a partnership for federal income tax purposes; (vii) if on the advice of legal counsel for the Partnership such transfer could reasonably be expected to adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981; (viii) if such transfer could reasonably be expected to cause the Partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any plan subject to Code Section 4975, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such transfer could reasonably be expected to, on the advice of counsel to the Partnership, cause any portion of the Partnership Assets to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such transfer requires the registration of such Partnership Units pursuant to any applicable federal or state securities laws; (x) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Code Section 7704 or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b); or (xi) if such transfer subjects the Partnership to be regulated under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or ERISA.
ARTICLE 12
ADMISSION OF PARTNERS
     Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner’s Partnership Units who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer, without the consent of any Limited Partner. Any such successor General Partner shall carry on the business of the Partnership without dissolution. The admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the Partnership Units for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 6.5.
Section 12.2 Admission of Additional Limited Partners.
     (a) A Person not already a Partner who receives Partnership Units in accordance with this Agreement shall be admitted to the Partnership as an additional Limited Partner (an “Additional Limited Partner”) only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
     (b) Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner in its sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the last date upon which each of the following conditions has been satisfied: (i) the name of such Person is recorded on the books and records of the Partnership, (ii) the Capital Contribution in respect of such Limited Partner is received, (iii) the consent of the General Partner to such admission is obtained, and (iv) the documents required by Section 12.2(a) are furnished to the General Partner. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Limited Partner and all other Partners and Assignees using any method permitted under Code Section 706 as the General Partner determines. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner (other than in its capacity as an Assignee, if applicable) and, except as otherwise agreed to by the Additional Limited Partner and the General Partner, all distributions of Available Cash thereafter shall be made to all Partners and Assignees including such Additional Limited Partner.
     Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

ARTICLE 13
DISSOLUTION AND LIQUIDATION
     Section 13.1 Dissolution.
          The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):
     (a) an event of withdrawal (as defined in the Act) of the General Partner, unless, within ninety (90) days after the withdrawal, a majority of the remaining Partners agree in writing, in their sole discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;
     (b) an election to dissolve the Partnership made by the General Partner with the consent of the holders of a majority of the Class A Units;
     (c) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
     (d) the sale of all or substantially all of the Partnership Assets; or
     (e) the Incapacity of the General Partner, unless, within ninety (90) days after the event causing such Incapacity, a majority of the remaining Partners agree in writing, in their sole discretion, to continue the business of the Partnership and to the appointment, effective as of the date of such Incapacity, of a substitute general partner.
Section 13.2 Winding Up.
          (a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. Any person elected by the General Partner (such person, the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
          (i) First, in satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

     (ii) Second, such amounts as necessary to reimburse the General Partner, or any of its Subsidiaries the principal assets of which consist of direct or indirect interests in the Partnership, for all direct and indirect expenses incurred by it;
     (iii) Third, in satisfaction of all of the Partnership’s Debts and liabilities to the Partners, pro rata;
     (iv) Fourth, to the Class G Preferred Unitholder in an amount equal to the liquidation value of the Class G Preferred Units, plus the total amount of any unpaid Class G Preferred Return; and
     (v) Fifth, (A) an amount equal to the Class G Percentage of the remaining amount of such proceeds to the Class G Unitholder(s) and (B) on a pari passu basis with distributions pursuant to clause (A), the remaining amount of such proceeds in the following order: (1) first, to the Parent Indemnified Parties, in the amount of any Indemnification Obligation, such obligation to be paid in cash to the extent outstanding immediately prior to any Liquidating Event; (2) second, to the Class F Unitholders (x) an amount equal to any unpaid Class F Unit Preferred Return Amount and among such Class F Unitholders in proportion to their respective amounts of unpaid Class F Unit Preferred Return Amount(s) and (y) an amount equal to the Class F Unit Liquidation Preference Amount in proportion to their respective Class F Units; and (3) third, to the Unitholders other than the Class G Unitholder(s) in accordance with Section 5.2(b)(3)(B)(iii) through (vi).
     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13 other than reimbursement of its expenses as provided in Section 7.3 and 7.5. If any Partner has a deficit balance in its Capital Account, such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
     (b) Notwithstanding the provisions of Section 13.2(a) which require liquidation of Partnership Assets, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership Assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Partnership Assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a), undivided interests in such Partnership Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
     Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership Assets shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have contributed the Partnership Assets to a new partnership, in exchange for an interest in the new partnership, which new partnership shall be deemed to have assumed and taken such property subject to all Partnership liabilities. Immediately thereafter, the Partnership shall be deemed to distribute the interests in the new partnership, in liquidation of the Partnership, to the General Partner and the Limited Partners, in proportion to the Partners’ respective interests in the Partnership, for the continuation of the business.
     Section 13.4 Rights of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the Partnership Assets for the return of its Capital Contribution and shall have no right or power to demand or receive property from the General Partner.
     Section 13.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners.
     Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership’s cash, property and other assets as provided in Section 13.2, the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
     Section 13.7 Reasonable Time for Winding–Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.
     Section 13.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership Assets.

ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT; CONSENTS
      Section 14.1 Amendments.
     (a) Without limitation of the powers of the General Partner as set forth in Section 7.1 herein, each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (i) a change in the name of the Partnership or the location of the principal place of business of the Partnership;
     (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
     (iii) a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or an association taxable as a corporation for federal income tax purposes;
     (iv) a change (A) that in the sole discretion of the General Partner does not adversely affect the Limited Partners in any material respect or (B) that is required to effect the intent of the provisions of this Agreement or otherwise contemplated by this Agreement;
     (v) such changes as are determined by the General Partner in its sole discretion to be necessary or appropriate for the General Partner to maintain or restore its status as a REIT or to satisfy the REIT Requirements;
     (vi) an amendment that is necessary or advisable in the opinion of the General Partner to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended;
     (vii) such actions as may be necessary or appropriate to avoid Partnership Assets being treated for any purpose of ERISA or Code Section 4975 as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” subject to Code Section 4975 (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Code Section 4975(c);
     (viii) an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the issuance of any Partnership Units or adoption of any Equity Incentive Plan pursuant to Section 4.3, 4.4, 4.5 or 4.6;
     (ix) an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the consummation of the transactions contemplated by Section 7.9;
     (x) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone; or
     (xi) any other amendment similar to the foregoing.
     (b) Notwithstanding the foregoing, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected if such amendment or action would (i) convert a Limited Partner’s interest in the Partnership into a general partner’s interest (except as the result of the General Partner acquiring such interest), (ii) modify the limited liability of a Limited Partner or (iii) alter the rights of any Partner to receive distributions pursuant to Article 5 or Section 13.2(a)(iii), 13.2(a)(iv) or 13.2(a)(v), or the allocations specified in Article 6 (except as permitted pursuant to Sections 1.2, 4.3, 6.3(d) and 7.9).
     (c) Except as otherwise provided in Section 14.1(a) and (b), amendments to this Agreement shall require the affirmative consent of the General Partner and the holders representing a majority of the Class A Units.
     Section 14.2 Action by the Partners.
     (a) Meetings of the Partners shall be called by and at the sole discretion of the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Partners is permitted under this Agreement, such vote or consent may be given by proxy or at a meeting of Partners.
     (b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by the percentage of Unitholders as is expressly required by this Agreement for the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Partnership Units of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

     (c) Each Limited Partner may authorize any Person or Persons to act for him, her or it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his, her or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.
     (d) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner deems appropriate.
ARTICLE 15
PLEDGE AND SECURITY
     Section 15.1 Class AB Group Pledge.
     (a) Each member of the Class AB Group hereby pledges to the Partnership for the Partnership’s benefit and grants to the Partnership for the Partnership’s benefit a security interest in the following collateral (the “Class AB Group Pledged Collateral”):
     (i) All of the Class A Units and Class B Units held by such member of the Class AB Group (the “Class AB Group Pledged Units”) and any certificates representing such Class AB Group Pledged Units, and all dividends, preferred returns, cash, instruments, chattel paper and other rights, property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Class AB Group Pledged Units; and
     (ii) All Class A Units or Class B Units (or similar ownership interests) of the Partnership at any time acquired by such member of the Class AB Group in any manner, and the certificates representing such additional Class A Units or Class B Units (any such additional Class A Units or Class B Units shall constitute part of the Class AB Group Pledged Units and all dividends, cash, instruments, chattel paper and any other rights, property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such units (and all installments evidencing the same).
     (b) The pledge by each member of the Class AB Group represented by this Section 15.1 (and each such member’s Class AB Group Pledged Units) secures the payment and performance by each member of the Class AB Group as necessary to indemnify and hold the other Partners and the Partnership harmless from and against all loss or damage arising as a result of the violation or ineffectiveness of any representations and warranties made by such Partner to the other Partners and the Partnership in this Agreement and the Contribution Agreement and the obligations pursuant to Section 7.4(e) of Partners who hold security deposits; provided, that the pledge represented by this Section 15.1 shall be subject to all of the limitations and restrictions on the indemnification obligations of the individual members of the Class AB Group set forth in Article 8 of the Contribution Agreement.
     (c) In connection with the pledge represented by this Section 15.1, each member of the Class AB Group represents and warrants as follows:
     (i) As of the Original Existing Partnership Agreement Date, each member of the Class A Group owned the Class A Units of the Existing Partnership and, as applicable, the Class B Units of the Existing Partnership designated in the schedule described in Section 3.2 of the Contribution Agreement; and
     (ii) No consent of any other party (including, without limitation, any stockholder or creditor of the members of the Class AB Group) and no governmental approval is required either (A) for the pledge by the members of the Class AB Group of the Class A Group Pledged Collateral pursuant to this Section 15.1 or (B) for the exercise by the Partnership of the voting or other rights with respect to such Class AB Units and/or Class B Units or the remedies in respect of the Class AB Group Pledged Collateral pursuant to this Section 15.1 (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).
     Section 15.2 Successors and Assigns. The terms of this Article 15 shall be binding upon the successors and assigns of the parties.
ARTICLE 16
GENERAL PROVISIONS
     Section 16.1 Addresses and Notice.
     (a) All notices, demands or other communications required or desired to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally by Federal Express (or other similar overnight courier service), by telecopy transmission (with transmission confirmed) or by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below:
If to the Partnership or the General Partner:
Aviv Healthcare Properties Limited Partnership
303 West Madison Street, Suite 2400
Chicago, Illinois 60606
Attn: Craig M. Bernfield
           Samuel H. Kovitz
Fax: (312) 855-1684

with copies to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Steven Sutherland
         Robert L. Verigan
Fax: (312) 853-7036
Weil Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: Glenn D. West
Fax: (214) 746-7777
Lindsay Goldberg 630
Fifth Avenue, 30th Fl.
New York, New York 10111
Attn: Michael Dees
Fax: (212) 373-4123
     If to any Limited Partner, at the address designated for such Limited Partner in the Partnership’s books and records.
     (b) Any party may change such party’s address or telecopy number for the giving of notice specified above by giving notice as herein provided.
     (c) Any notice given by personal delivery, by Federal Express (or other similar overnight courier service), or telecopy transmission shall be deemed given, delivered, received and effective on the date of receipt (or confirmation or answer back for facsimile) of such delivery (or such other transmission at the address or telecopy number designated pursuant hereto) and any notice given by registered or certified mail shall be deemed given, delivered, received and effective on the third Business Day following the date on which it was deposited in the United States postal system.
     Section 16.2 Interpretation. All Article and Section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, all references herein to Articles, Sections, paragraphs, clauses and other subdivisions refer to the corresponding Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement; and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or subdivision hereof. All exhibits which are referred to herein or attached hereto are hereby incorporated by reference. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.

     Section 16.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     Section 16.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 16.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 16.6 Creditors. Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 16.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 16.9 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
     Section 16.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 16.11 Attorneys’ Fees. If any party hereto fails to perform its obligations under this Agreement or if a dispute arises among the parties hereto concerning the meaning or interpretation of any provision of this Agreement, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements. Any such reasonable attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

     Section 16.12 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to the General Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the General Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then the amount of such REIT Payments, as selected by the General Partner in its sole discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the General Partner shall not exceed the lesser of:
     (a) an amount equal to the excess, if any, of (i) 4.9% of the General Partner’s total gross income (including the amount of any REIT Payments after application of this Section 16.12) for the Partnership Year over (ii) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the General Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (including the amount of any REIT Payments after application of this Section 16.12); or
     (b) an amount equal to the excess, if any, of (i) 24% of the General Partner’s total gross income (including the amount of any REIT Payments after application of this Section 16.12) for the Partnership Year over (ii) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the General Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (including the amount of any REIT Payments after application of this Section 16.12); provided, however, that REIT Payments in excess of the amounts set forth in paragraphs (a) and (b) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the General Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 16.12, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year. The purpose of the limitations contained in this Section 16.12 is to prevent the General Partner from failing to qualify as a REIT under the Code by reason of the General Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 16.12 shall be interpreted and applied to effectuate such purpose.
     Section 16.13 No Rights as Stockholders of the General Partner. Nothing contained in this Agreement shall be construed as conferring upon the holders of Partnership Units any rights whatsoever as stockholders of the General Partner, including any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of the stockholders of the General Partner.
     Section 16.14 Entire Agreement. This Agreement and the agreements referred to herein contain the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:	Aviv REIT, Inc., a Maryland corporation
	By:	/s/ Michael W. Dees
		Name:	Michael W. Dees
		Title:	Chief Financial Officer and Treasurer

LIMITED PARTNER:	Aviv Healthcare Merger Sub Partner LLC, a Delaware limited partnership
	By:	/s/ Michael W. Dees
		Name:	Michael W. Dees
		Title:	Chief Financial Officer and Treasurer

[Remainder of page intentionally blank.]
Signature Page to
Amended and Restated Agreement of Limited Partnership